                                                Filed Pursuant to Rule 424(b)(3)
                                                File No. 333-21273

     INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION PURSUANT TO RULE 424 UNDER THE SECURITIES ACT OF 1933. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 14, 1997

PROSPECTUS SUPPLEMENT
----------------------------------
(To Prospectus dated February 20, 1997)

                                      [LOGO]
                         SHURGARD STORAGE CENTERS, INC.

                      $50,000,000        % NOTES DUE 2004
                      $50,000,000        % NOTES DUE 2007

                            ------------------------

     Shurgard Storage Centers, Inc., a Delaware corporation (the "Company"),
will issue the      % Notes due 2004 (the "2004 Notes") and the      % Notes due
2007 (the "2007 Notes," and together with the 2004 Notes, the "Notes") offered hereby (the "Offering"), in an aggregate principal amount of $100,000,000. Interest on the Notes is payable semiannually on each April 30 and October 31, commencing October 31, 1997. The 2004 Notes will mature on April 30, 2004 and the 2007 Notes will mature on April 30, 2007 and are redeemable at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount (as defined in "Description of the Notes -- Optional Redemption"), if any. The Notes are not subject to any mandatory sinking fund.

     Each series of Notes will be represented by a single fully registered note in book-entry form (a "Global Note") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Note will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described under "Description of the Notes -- Book-Entry System." Settlement of the Notes and all payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in definitive form, and secondary market trading activity in the Notes will therefore settle in immediately available funds. See "Description of the Notes -- Same-Day Settlement and Payment."

     Concurrent with the Offering, the Company is also offering 2,000,000 shares of Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock") in the aggregate amount of $50,000,000 (the "Series B Offering"). The closing of the Offering is not contingent upon the closing of the Series B Offering and the closing of the Series B Offering is not contingent upon the closing of the Offering.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================
                                                    PRICE TO           UNDERWRITING         PROCEEDS TO
                                                   PUBLIC(1)           DISCOUNTS(2)          COMPANY(3)
------------------------------------------------------------------------------------------------------------
Per 2004 Note................................          %                    %                    %
------------------------------------------------------------------------------------------------------------
Total........................................          $                    $                    $
------------------------------------------------------------------------------------------------------------
Per 2007 Note................................          %                    %                    %
------------------------------------------------------------------------------------------------------------
Total........................................          $                    $                    $
============================================================================================================

(1) Plus accrued interest, if any, from April   , 1997.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $300,000.
                            ------------------------

     The Notes are offered by the Underwriters, subject to prior sale, when, as and if issued by the Company and delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes offered hereby will be made in book-entry form through the facilities of DTC in New York, New York on or about
April   , 1997.
                            ------------------------
MERRILL LYNCH & CO.

                          BANCAMERICA SECURITIES, INC.
                                                               J.P. MORGAN & CO.
                            ------------------------

           The date of this Prospectus Supplement is April   , 1997.

     Certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Such transactions may include stabilizing, the purchase of securities to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") and are incorporated herein by reference:

     a. Annual Report on Form 10-K for the year ended December 31, 1996; and

     b. Current Report on Form 8-K dated January 16, 1997, as amended.

     All documents filed by the Company pursuant to Sections 13(a), 13(d), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus Supplement and to be a part hereof from the date of filing such documents.

     Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein (or in the accompanying Prospectus) or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

     Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus Supplement incorporates) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus Supplement is delivered, upon written or oral request. Requests should be directed to Investor Relations at the Company, 1201 Third Avenue, Suite 2200, Seattle, Washington 98101 (telephone number: (206) 624-8100).

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this Prospectus Supplement or the accompanying Prospectus. Unless the context otherwise requires, as used herein the terms "Company" and "Shurgard" refer to Shurgard Storage Centers, Inc. and its subsidiaries on a consolidated basis, and to the Company's predecessors, including Shurgard Incorporated (the "Management Company"), which was merged with the Company in March 1995 (the "Management Company Merger").

                                  THE COMPANY

     Shurgard Storage Centers, Inc. is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") that develops, acquires, owns and manages self storage centers. The Company is one of the four largest operators of self storage centers in the United States, and together with its predecessors has been in the self storage business since 1972. The Company's strategy is to be the national leader in storage products and services by offering high-quality, conveniently located and secure self storage and a high level of customer service. This strategy enables the Company to position itself as a premium-priced storage provider in its target markets. The Company seeks to own and operate self storage centers that are located in major metropolitan areas along retail and high-traffic corridors.

     As of December 31, 1996, the Company owned and operated, directly and through its subsidiaries and joint ventures, 237 properties (including 234 self storage properties) containing approximately 15.5 million net rentable square feet, which are located in 19 states. For the year ended December 31, 1996, the Company's self storage centers had a weighted average annual net rentable square foot occupancy rate of 87% and a weighted average annual rent per net rentable square foot of $9.23. The Company also manages, under the "Shurgard" name, 37 self storage centers and one business park containing approximately 1.9 million net rentable square feet.

     The Company employed approximately 700 persons as of December 31, 1996, and is headquartered in Seattle, Washington, with regional offices in Phoenix, Arizona; Chicago, Illinois; Atlanta, Georgia; and Bellevue, Washington. The Company's executive offices are located at 1201 Third Avenue, Suite 2200, Seattle, Washington 98101, and its telephone number is (206) 624-8100.

                                  THE OFFERING

     All capitalized terms used herein and not defined herein have the meanings provided in "Description of the Notes." For a more complete description of the terms of the Notes specified in the following summary, see "Description of the Notes."

Securities Offered.........  $50,000,000 aggregate principal amount of 2004
                             Notes and $50,000,000 aggregate principal amount of 2007 Notes.

Maturity...................  The 2004 Notes will mature on April 30, 2004, and the 2007 Notes will mature on April 30, 2007.

Interest Payment Dates.....  Semiannually on April 30 and October 31, commencing
                             October 31, 1997.

Ranking....................  The Notes will be direct, senior unsecured obligations of the Company and will rank equally with all other senior unsecured indebtedness of the Company from time to time outstanding. The Notes will be effectively subordinated to the Company's secured debt and to indebtedness and other liabilities of the Company's subsidiaries, including trade payables.

                             As of February 28, 1997, the Company's secured debt aggregated approximately $9.2 million, the secured debt of the Company's subsidiaries aggregated approximately $124.0 million, the unsecured indebtedness and other liabilities of the Company's subsidiaries aggregated approximately $18.9 million and the Company's unsecured indebtedness and other liabilities aggregated approximately $106.0 million (approximately $116.5 million on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom). See "Capitalization."

Use of Proceeds............  To pay down amounts drawn under the Company's revolving credit facility and for general corporate purposes. See "Use of Proceeds."

Limitations on Incurrence
  of Debt..................  The Notes contain various covenants, including the following:

                             (1) The Company will not incur any Debt if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Company is greater than 60% of the sum of (i) the Company's Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter, including any increase in Total Assets caused by the incurrence of such additional Debt (such increase, together with the Company's Total Assets, is referred to as "Adjusted Total Assets").

                             (2) The Company will not incur any Secured Debt if, after giving effect thereto, the aggregate principal amount of all outstanding Secured Debt of the Company is greater than 40% of the Company's Adjusted Total Assets.

                             (3) The Company will not incur any Debt if Consolidated Income Available for Debt Service for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred would be less than 1.5 times, on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, the Annual Debt Service Charge, as calculated based on certain assumptions described below under "Description of the Notes -- Additional Covenants of the Company -- Debt Service Coverage."

                             (4) The Company will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of Unsecured Debt of the Company.

Optional Redemption........  The Notes are redeemable at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of the Notes -- Optional Redemption."

Concurrent Offering........  Concurrent with the Offering, the Company is also offering 2,000,000 shares of Series B Preferred Stock in the aggregate amount of $50,000,000.
                            ------------------------

     This Prospectus Supplement and the accompanying Prospectus, including documents incorporated herein by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" in the accompanying Prospectus and in "Management's Discussion and Analysis of Financial Condition and Result of Operations" included elsewhere in this Prospectus Supplement.

                            BUSINESS AND PROPERTIES

HISTORY OF THE COMPANY

     The Company is a fully integrated, self-administered and self-managed REIT that develops, acquires, owns and manages self storage centers. The Company is one of the four largest operators of self storage centers in the United States, and through its predecessors has been in the self storage business since 1972. From 1972 to 1992, Shurgard sponsored 24 separate real estate limited partnerships, which raised in the aggregate approximately $600 million from over 80,000 investors with the objective of investing in the ownership and operation of self storage properties. In March 1994, 17 of these partnerships were consolidated (the "Consolidation") and Shurgard began operations as a REIT. During the past 25 years, the Company's personnel have gained extensive expertise in the development and refinement of operational systems and procedures to enhance the value of self storage investments. Today, Shurgard is an independent, fully integrated real estate operating company with in-house expertise covering all aspects of the self storage industry, including real estate development, acquisition and disposition, project design and consulting, full-service property management capabilities, marketing, personnel management, legal, accounting and finance.

     The Company is a Delaware corporation incorporated on July 23, 1993. At the Company's 1997 Annual Meeting of Shareholders to be held on May 13, 1997, shareholders will vote on a proposal to reincorporate the Company in Washington primarily to reduce costs. A complete discussion of the impact of this proposal is included in the Company's Proxy Statement filed with the Commission in connection with the 1997 Annual Meeting.

RECENT DEVELOPMENTS

     Acquisition Activities. On November 14, 1996, the Company completed the acquisition of IDS/Shurgard Income Growth Partners L.P., IDS/Shurgard Income Growth Partners L.P. II and IDS/Shurgard Income Growth Partners L.P. III (collectively, the "IDS Partnerships") through the merger of each of the IDS Partnerships into the Company pursuant to an Acquisition Agreement among the IDS Partnerships and the Company dated as of July 1, 1996 (the "Acquisition Agreement"). Pursuant to the Acquisition Agreement, the Company issued approximately 2,462,000 shares of its Class A Common Stock (the "Class A Common Stock") in the mergers. Based on the value of the Class A Common Stock as defined in the Acquisition Agreement, $25.90 per share, the shares issued in the mergers had a value of approximately $63.8 million. The Company paid cash in lieu of issuing any fractional shares of Class A Common Stock. The Company had previously acquired between 32% and 43% of the limited partnership units of each of the IDS Partnerships through cash tender offers for an aggregate purchase price of approximately $40.1 million.

     On April 8, 1997, the Company acquired 63.5 of the outstanding limited partnership units (approximately 19% of the outstanding units) of Self-Service Storage Partners L.P. (the "Self-Service Partnership") through a cash tender offer at a price per unit of $55,000. The Self-Service Partnership owns ten self storage facilities located in Michigan and Washington. These properties are currently managed by the Company under the "Shurgard" name pursuant to a management services agreement with the Self-Service Partnership.

     Development Activities. During the year ended December 31, 1996, the Company opened 13 domestic storage centers and, as of December 31, 1996, had ten domestic storage centers under construction (five developed through joint venture partnerships and five developed directly). The 13 opened storage centers are renting up ahead of schedule and their average annualized rent per square foot is $9.72, which is 5.5% above the "same store" portfolio (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Internal Growth") for the year ended December 31, 1996.

     Financing Activities. Concurrent with this Offering, the Company is also offering Series B Preferred Stock in the aggregate amount of $50,000,000. The closing of the Offering is not contingent upon the closing of the Series B Offering and the closing of the Series B Offering is not contingent upon the closing of the Offering. During the first quarter of 1997, the Company completed a public offering of 2,179,800 shares of

Class A Common Stock. Net proceeds to the Company were approximately $59.3 million. The Company used the proceeds to pay down outstanding indebtedness under its revolving credit facility.

BUSINESS STRATEGY

     The Company implements its strategy of being a national leader in storage products and services by (i) emphasizing customer service and satisfaction, (ii) maintaining a portfolio of convenient and secure stores, (iii) optimizing revenues through efficient rent pricing and collection policies, (iv) pursuing on-going market research and Company marketing programs, and (v) integrating its property management systems and procedures.

  Commitment to Customer Service and Satisfaction

     The Company's goal is to achieve a high level of customer satisfaction, and views the quality of customers' interaction with employees as critical to the Company's long-term success. Accordingly, the Company utilizes employee training programs that emphasize a team-oriented approach to customer service. Through its emphasis on training, personnel development and decentralized decision-making, the Company believes it attracts well-qualified, highly motivated employees committed to providing superior levels of customer service.

  Convenient and Secure Stores

     The Company's stores are located for easy access, offer a range of premium storage products and services for customer convenience, and emphasize security and product quality. The Company believes that its strategy of offering high-quality, convenient stores strengthens the brand image of Shurgard, attracts customers and enables the Company to maintain premium rents.

     Store Location and Hours. The Company's stores are generally located in major metropolitan areas along retail and high-traffic corridors for easy customer access, and usually have significant road frontage for high visibility. Although hours vary from store to store, customers can generally access their individual units between 6 a.m. and 9 p.m.

     One-Stop Convenience. The Company's stores offer a range of storage products and ancillary services, generally, including sales of supplies such as packing material, locks and boxes, as well as property insurance referrals, moving company referrals, and other services such as truck rentals (through a third-party rental company), to conveniently and efficiently address customers' storage needs. In addition, the Company generally offers premium features such as computer-controlled access and electronic security systems. Some of the Company's stores offer climate-controlled storage space.

     Property Security. A variety of measures are used at the Company's stores as appropriate to enhance security. Such measures may include, among others, on-site personnel, electronic devices such as intrusion and fire alarms, access controls, video and intercom surveillance devices, individual unit alarms, perimeter beams, fencing and lighting. Customers are assigned a designated personal identification number for use in connection with a computerized gate access system. Each access is computer-logged. In addition, the Company has developed and plans to continue to develop a proprietary package of security controls, including software, video and interactive communication.

     Capital Expenditures and Maintenance. The Company budgets for a level of capital expenditures consistent with its commitment to own and operate attractive, well-maintained and secure self storage centers. This commitment contributes to the Company's ability to pursue a premium pricing strategy. In addition, capital expenditures for signage and color scheme among the Company's properties strengthen the brand image of Shurgard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures."

     Selective Disposition. The Company regularly reviews its portfolio compared to established internal standards and identifies those few properties which cannot economically meet these standards. The Company intends to dispose of these properties over time.

  Marketing and Market Research

     The Company employs various means to increase its share of the self storage market. The Company places prominent advertisements in the yellow pages and seeks to promote customer awareness of its stores through highly visible store locations, site signage and architectural features. The Company locates its stores along retail and high-traffic corridors, usually with significant road frontage to increase visibility. The Company builds, on newly developed stores, a distinctive "lighthouse" office to distinguish itself from competitors and to increase customer awareness of the Shurgard brand.

     Primary marketing emphasis is placed on providing managers with telephone sales skills to elicit customer needs and turn prospects into customers. The Company also has a national call center to field overflow calls from individual properties. Employees at the national call center are able to market and rent a unit at one of the Company's stores nearest to the caller.

     The Company has sophisticated market research skills, and maintains an extensive market research database on its primary markets that permits it to closely track occupancy levels, rental rates and other operational data regarding self storage properties within these markets. The Company has also conducted focus group research and telephone surveys and utilizes customer comment cards to identify the primary considerations in customers' self storage choices and satisfaction so that the Company can better attract and service customers.

     The Company is testing a new strategy that makes storage more visible and more convenient to potential customers. In 1997, the Company added kiosks in major malls in the Seattle, Washington metropolitan area. These kiosks (a sales counter located in the center of malls) are staffed with trained sales representatives who are available to answer questions about both self storage and containerized storage. They have computer links to area storage centers through which they can give rate and availability information and lease units or containers to customers on the spot.

  Property Management Systems/Management Information Systems

     The Company has integrated property management systems and procedures for marketing, advertising, leasing, operations, maintenance and security of properties and the management of on site personnel. The Company's computerized management information system links the Company's corporate office with each store. The Company has developed and is installing proprietary software that expedites internal auditing, financial statement and budget preparations, allows the daily exchange of information with the Company's corporate office, and manages detailed information with respect to the tenant mix, demographics, occupancy levels, rental rates, revenue optimization, payroll and other information relating to each store. Installation of this software is expected to be completed during 1997. Additionally, the Company has purchased a new network-based accounting package that will aid in the compilation and dissemination of information from the Company's stores. Management believes that this new information system will be adequate to support the Company's growth.

  Other Activities

     The Company also manages, under the Shurgard name, self storage properties owned by others that meet the Company's quality standards. Management of such properties enables the Company to spread the cost of overhead over a greater number of properties. Additionally, it enables the Company to expand its presence in the markets in which it operates to offer customers a broader geographic selection of self storage properties to suit their needs and to establish relationships with property owners that may lead to future acquisitions. Management fees earned by the Company are not qualifying income for REIT qualification purposes. Accordingly, the Company closely monitors the level of these activities to ensure its continued qualification as a REIT.

PORTFOLIO MANAGEMENT

     The Company seeks to increase same store cash flow by achieving the highest rental rate structure consistent with strong occupancy rates, containing costs and improving operating leverage, and undertaking expansion of the Company's existing stores.

          - Revenue Optimization. The Company seeks to optimize its revenues by achieving the highest rental rate structure for its stores, consistent with strong levels of occupancy, through the use of teams of store employees who are trained and authorized to set rental rates and make rental rate changes based on their analysis of demand and availability at a particular store. The Company encourages decentralized decisions by store managers to change marginal rental rates in order to ensure a fast, flexible response to changing market dynamics. Store managers evaluate their property's rental rates on a periodic basis, based on unit demand, unit availability and competitors' rental rates, and can quickly change marginal rental rates to ensure that revenue is optimized.

          - Cost Containment and Improved Operating Leverage. The Company seeks to maximize cash flow by carefully containing operating expenses. For example, the Company aggressively appeals its real estate tax assessments. In addition, as the Company increases the number of properties in its targeted markets, it achieves larger economies of scale and lessens the impact of corporate overhead expense. The Company believes that its management and operational procedures, which can be implemented over a large number of properties, enable it to add new properties with little additional overhead expense.

          - Strategic Build-Outs. The Company seeks to maximize revenue by building out additional rentable storage space at suitable stores. The Company receives high incremental returns on investments to build out additional rental units, either through on-site expansion or acquisition of property adjacent to existing stores, because resulting revenue increases are achieved with little increase in fixed operating costs.

DEVELOPMENT AND ACQUISITIONS

     The Company develops new, high-quality self storage properties and selectively acquires additional self storage properties that meet or can be upgraded to its standards. In general, the Company plans to develop or acquire new properties primarily in its existing markets and in new markets that create economies of scale with the Company's current network of stores. The Company seeks to own at least 15 stores in each of its markets in order to realize operating and marketing efficiencies and increase brand awareness. The Company has an integrated real estate and storage operations management team which combines its experience to manage and grow the Company's portfolio.

     The Company favors development or acquisition of self storage properties in major metropolitan markets, located near retail or high-traffic corridors, usually with significant road frontage to increase visibility. The Company relies on its market personnel to target areas in which to develop and acquire new stores. The Company utilizes its staff of real estate acquisition specialists in various markets around the nation to develop and acquire new stores in the markets presenting the best business opportunities. The Company has developed comprehensive market expansion plans for each of its target markets, and uses the plans as the basis for selecting new store locations and acquisition targets. The market expansion plans utilize a demographic analysis of an area along with an evaluation of competitors' locations, rates and product quality to determine the optimum number and location of new stores. Management believes that, under current market conditions, development will provide generally superior long-term returns when compared to acquisitions of similar size, quality and location. Based on this belief, the Company's current business plan focuses on property development; however, management continually analyzes market conditions and acquisition opportunities.

     Development. The Company believes that several factors favor its development strategy:

          - Development Expertise. The Company has substantial construction management and architectural experience that was acquired over the past 25 years. Since 1972, the Company has developed more than a third of the properties it owns and operates. The Company's internal development staff currently employs 25 development professionals. The in-house development staff oversees construction and architectural design performed by third parties to ensure cost-effective, quality development of self storage properties.

          - Strategic Site Selection to Maximize Revenues. To obtain the best store locations, the Company targets sites for development in urban areas and up-scale retail areas that often require rezoning and other complex development measures. The Company believes that the difficulties of developing storage properties in such in-fill areas may discourage competitors from locating nearby and, as a result, enable it to operate in areas that are underserved, which in turn enables the Company to charge higher rental rates.

          - Increased Competition for Acquisitions. Recently, increased competition for acquisitions of high-quality properties has decreased the pool of favorably priced acquisition targets in many of the Company's markets. In these markets, the Company believes that returns from development are generally more favorable than those from acquisitions, and make attractive a strategy of developing new self storage centers in the markets in which the Company currently operates. The Company may also pursue opportunities for developments in new markets primarily through affiliation agreements with established local operators or chain acquisitions.

          - Positive Supply and Demand Characteristics. Funding for the construction of new self storage properties (especially from traditional sources such as savings and loan associations) continues to be below levels seen in the mid-1980s, while demand for storage space has continued to increase. The Company intends to capitalize on its access to capital to pursue development of new storage properties under current conditions.

          - Focus on Quality and Brand Image Development. Development of its own self storage properties provides the Company with greater control to ensure excellent construction and consistent building design that is inviting to customers. The Company believes its focus on quality and consistency will enable it to further strengthen awareness of the Shurgard brand, obtain repeat business, maintain premium prices and differentiate itself from competitors.

     The operating results of properties recently developed by the Company demonstrate the superior returns possible through development. The Company's development properties that were completed from 1989 to 1994 returned 15% on original property costs for the year ended December 31, 1996. There can be no assurance, however, that the Company will achieve such returns on its future development properties, the results of which may differ materially from results of past development properties. Factors that may lead to different results include, but are not limited to, the possibility of more competition to the Company's new developments than was experienced in the periods in which these properties were renting up, the quality and location of the competing projects being built, and the possibility that the metropolitan markets in which the Company is developing may have less favorable supply and demand characteristics.

     Acquisitions. The Company also selectively acquires high-quality properties that provide it with a strategic advantage. Additional acquisitions allow the Company to spread overhead and certain management, marketing and advertising costs over a greater number of revenue-producing assets. As a result, the Company can achieve increasing economies of scale with each new property acquired. The Company completes a thorough analysis of each property that it intends to acquire, including, but not limited to, a review of capital expenditures that will be required for the property to meet the Company's standards and, at a minimum, a Phase I environmental assessment report.

PROPERTIES

     The Company owns, as of December 31, 1996, directly and through its subsidiaries and joint ventures, 237 properties (including 234 self storage properties) located in 19 states. The Company's self storage properties are designed to offer accessible storage space for personal and business use. Individuals typically rent individual units in self storage properties for storage of personal belongings such as furniture, appliances, motor vehicles, boats and other household and recreational goods. Businesses typically rent space for storage of business property such as equipment, seasonal goods, records and fixtures. The Company believes that it is desirable to have commercial customers because they tend to rent larger units, stay for longer terms, are more reliable payers and are less sensitive to price increases. Accordingly, the Company has marketing programs that target commercial users. The Company estimates that commercial users account for approximately 30%-35% of its total occupancy.

     The Company's self storage properties are divided into a number of self-enclosed rental units that generally range in size from 25 to 360 square feet. Many properties have uncovered storage outside the buildings for parking motor vehicles, boats, campers and other similar items suitable for outside storage. Approximately 36% of the properties owned by the Company include climate-controlled storage units for which the Company charges rents at substantial premiums.

     Customers of self storage properties are generally responsible for delivering and retrieving their goods. Many leased spaces can be accessed directly by automobile or truck, but some properties, in particular the multistory buildings, have separate loading docks and elevators available for delivery and retrieval of stored goods. Customers generally have access to their unit without additional charge during normal business hours and control access to such space through the use of padlocks. The Company offers truck rentals at a majority of its properties for added convenience to its customers and to differentiate itself from most of its competitors. In addition to truck rentals, the Company sells locks, boxes and packing and storage materials at its stores.

     The leasing, maintenance and operation of the Company's stores are the responsibility of store managers. The property's security is provided through a variety of systems that may include, among others, on site personnel, electronic devices such as intrusion and fire alarms, access controls, video and intercom surveillance devices, property fencing and lighting. Although the Company's stores range considerably in size, most properties consist of one or more single-story buildings that are located on a site of 1.5 to 5 acres. The smallest store has approximately 25,000 net rentable square feet, while the largest store has approximately 300,000 net rentable square feet.

     The following table sets forth certain information regarding the domestic self storage properties owned by the Company for the years ended December 31, 1996, 1995, and 1994.

                                PERCENTAGE OF            WEIGHTED               WEIGHTED AVERAGE RENT
                                  1996 NET          AVERAGE OCCUPANCY              PER SQUARE FOOT
                                  OPERATING       ----------------------     ----------------------------
STATE                             INCOME(1)       1996     1995     1994      1996       1995       1994
------------------------------  -------------     ----     ----     ----     ------     ------     ------
Arizona.......................         4%          78%      84%      91%     $ 9.21     $ 9.15     $ 7.50
California....................        16           88       85       86       10.32      10.04       9.28
Florida.......................         5           85       83       85        8.41       8.12       7.70
Illinois......................         5           94       95       95        8.60       8.30       7.84
Maryland......................         4           91       91       91       11.14      10.54      10.32
Michigan......................         6           91       93       91        8.09       7.38       6.66
New York......................         5           89       92       87       15.98      15.14      14.63
Oregon........................         5           84       92       93        8.34       7.77       7.22
Texas.........................        11           79       82       87        8.19       8.13       7.63
Virginia......................         8           92       90       89        9.35       8.95       9.40
Washington....................        19           90       89       88        8.41       8.17       7.83
Other.........................        12           85       89       91        9.50       8.76       7.71
                                     ---          ---      ---      ---      ------     ------     ------
Weighted Average..............       100%          87%      88%      89%     $ 9.23     $ 8.84     $ 8.25

---------------
(1) Net Operating Income is defined as rental revenue less direct property operating expenses and real estate taxes. It does not include joint expenses incurred by the Company such as off-site management personnel.

     Leasing of Properties. Rental units are usually rented on a month-to-month basis. The average rental period for a tenant is approximately 1.5 years. This average is comprised of the rental periods of business tenants, who tend to lease space for longer periods (approximately 2-3 years), and those of residential customers, who tend to lease space for shorter periods (approximately six months to a year). Rental income from leased space constitutes the primary revenue from such properties, but additional revenues are received from incidental services rendered at the properties, such as lock and box sales and truck rentals. Rental rates vary substantially depending on the size of the storage space, the property location, the quality of the property and the location of competition within five miles.

     The following graph shows the cumulative annual percentage increase from January 1, 1990 through December 31, 1996 of the Company's net operating income and revenue. The percentage growth shown from year to year in net operating income and revenue is based on "same store" data for each of the applicable comparison periods. The following graph also shows inflation for the same period, based on the Consumer Price Index.

                               SAME STORE GROWTH

                 CUMULATIVE ANNUAL PERCENTAGE CHANGE SINCE 1990

        MEASUREMENT PERIOD             NET OPERATING
      (FISCAL YEAR COVERED)               INCOME              REVENUE            INFLATION
1990                                                 0                   0                   0
1991                                               6.7                 6.3                 3.1
1992                                              14.8                16.0                 6.0
1993                                              25.0                24.1                 8.7
1994                                              34.4                30.7                11.4
1995                                              41.2                36.3                13.9
1996                                              45.1                40.7                17.2

THE SELF STORAGE INDUSTRY

     The self storage industry serves an important function in the commercial and residential real estate markets. Self storage properties were first developed in the early 1960s in the southwestern United States in response to the growing need for low-cost, accessible storage. A number of factors accelerated the demand for low-cost storage, including, among others, a more mobile society, with individuals moving to new homes and new cities needing short-term storage for their belongings, the increasing cost of housing (resulting in smaller houses), the increased popularity of apartments and condominiums, more individuals with growing discretionary income (resulting in the purchase of items such as boats and recreational vehicles that cannot be stored at residences), the growing number of small businesses and the escalating cost of other storage alternatives. As the demand for such storage increased, and the acceptance of self storage became more widespread, self storage properties were built throughout the United States. Generally, such properties were constructed along major thoroughfares that provided ready access and public visibility or in outlying areas where land was inexpensive. In certain areas of the country, where new construction was impractical because of construction costs, lack of suitable sites or other restrictions, older structures have been converted into self storage properties.

     The Company believes that the self storage industry is characterized by fragmented ownership, high gross margins, low levels of price sensitivity and increasing customer demand. Typical customers of a self storage property include individuals, ranging from homeowners to college students, and commercial users, such as sales representatives and distributors, who require frequent access, to business owners requiring seasonal storage. The Company believes business use to be a growing segment of demand in the industry. A single customer rarely occupies more than 1% or 2% of the net rentable area in any particular store.

     Capital expenditures are generally less for self storage properties compared to other types of commercial real estate due to the properties' structural simplicity and durable materials and the lack of tenant improvement demands. Primary capital expenditures include periodic expenditures for replacing roofs and pavement, as well as improvements such as expansions and unit reconfigurations. Expense items include repairing asphalt, doors, fences and masonry walls, maintaining landscaping, and repairing damage caused by customer vehicles. Minimal maintenance is required within a storage unit between customers.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Notes offered hereby will be approximately $ million (after deducting underwriting discounts and the estimated offering expenses payable by the Company). The Company intends to use the net proceeds from the Offering, along with the net proceeds from the Series B Offering, to pay down outstanding indebtedness under its revolving credit facility, which had an outstanding balance at April 4, 1997 of $90.7 million, and for general corporate purposes. The credit facility is an unsecured two-year revolving line of credit which bears interest at a spread over LIBOR of 125 basis points. On April 4, 1997, the interest rate on this credit facility was 7.5%. The credit facility is scheduled to mature on September 9, 1998. An affiliate of BancAmerica Securities, Inc., one of the Underwriters, is a lender under the credit facility.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Company as of December 31, 1996, the capitalization as adjusted to reflect the sale by the Company of Class A Common Stock in the first quarter of 1997 and the use of the net proceeds therefrom, and pro forma capitalization to give effect to the issuance and sale of the Notes offered hereby and the issuance and sale of the Series B Preferred Stock pursuant to the Series B Offering and the use of the net proceeds therefrom:

                                                                    AS OF DECEMBER 31, 1996
                                                          -------------------------------------------
                                                          HISTORICAL     AS ADJUSTED(1)     PRO FORMA
                                                          ----------     --------------     ---------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term debt
  Lines of credit.......................................   $ 140,997        $ 82,597        $      --
  Notes payable(2)......................................     131,794         131,794          131,794
       % Notes Due 2004.................................          --              --           50,000
       % Notes Due 2007.................................          --              --           50,000
                                                            --------        --------         --------
          Total long-term debt..........................     272,791         214,391          231,794
                                                            --------        --------         --------
Shareholders' equity
  Class A Common Stock, $0.001 par value per share;
     120,000,000 shares authorized; 25,663,952 issued
     and outstanding historical; 27,843,752 issued and
     outstanding as adjusted and pro forma..............     516,796         576,076          576,076
  Class B Common Stock, $0.001 par value per share;
     500,000 shares authorized; 154,604 issued and
     outstanding; net of loans to shareholders of
     $4,002.............................................      (1,086)         (1,086)          (1,086)
  Series B Preferred Stock, $0.001 par value per share;
     2,300,000 shares authorized; none issued and
     outstanding historical and as adjusted; 2,000,000
     issued and outstanding pro forma(3)................          --              --           50,000
  Accumulated distributions in excess of earnings.......     (17,199)        (17,199)         (17,199)
                                                            --------        --------         --------
          Total shareholders' equity....................     498,511         557,791          607,791
                                                            --------        --------         --------
          Total capitalization..........................   $ 770,848        $772,182        $ 839,585
                                                            ========        ========         ========

---------------
(1) As adjusted to reflect the sale by the Company of 2,179,800 shares of Class A Common Stock in the first quarter of 1997 and the application of the net proceeds therefrom.

(2) Includes $122.6 million aggregate principal amount of notes rated AA by Fitch Investors Service.

(3) Assumes no exercise of an option to purchase 300,000 shares of Series B Preferred Stock granted to the Underwriters to cover over-allotments, if any, in connection with the Series B Offering.

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial information for the Company for each of the five years in the period ended December 31, 1996. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein and the other financial information included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein by reference.

                                                             COMPANY(1)
                                                ------------------------------------              PREDECESSOR(2)
                                                                                         ---------------------------------
                                                           AT OR FOR YEAR                PERIOD FROM     AT OR FOR YEAR
                                                         ENDED DECEMBER 31,               JANUARY 1    ENDED DECEMBER 31,
                                                ------------------------------------     TO MARCH 1,   -------------------
                                                  1996          1995         1994           1994         1993       1992
                                                ---------     --------     ---------     -----------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
OPERATING DATA:
Revenue:
  Rental......................................  $ 103,784     $ 92,397     $  66,697      $  12,348    $ 72,217   $ 66,994
  Other real estate investments...............      3,371        1,396           224             20         129        111
  Property management.........................      3,244        2,978            --             --          --         --
                                                ---------     --------     ---------       --------    --------   --------
         Total revenues.......................    110,399       96,771        66,921         12,368      72,346     67,105
Expenses:
  Operating...................................     30,889       24,851        15,799          2,961      21,574     19,731
  Management fees.............................         --        1,320         4,046            733          --         --
  Depreciation and amortization...............     21,199       17,410        11,373          2,390      13,923     13,557
  Real estate taxes...........................      8,898        7,596         5,840          1,170       7,066      7,067
  General, administrative and other...........      4,351        4,859         2,502          1,232       2,390      2,359
                                                ---------     --------     ---------       --------    --------   --------
         Total expenses.......................     65,337       56,036        39,560          8,486      44,953     42,714
                                                ---------     --------     ---------       --------    --------   --------
Income from operations........................     45,062       40,735        27,361          3,882      27,393     24,391
Interest and other income or expense, net.....        552          875           745         30,891      (6,821)        11
Interest expense..............................    (12,829)     (12,038)       (9,105)          (487)     (2,288)    (2,347)
                                                ---------     --------     ---------       --------    --------   --------
Net income before extraordinary item..........     32,785       29,572        19,001         34,286      18,284     22,055
Extraordinary item -- loss on retirement of
  debt........................................         --           --        (1,180)            --          --         --
                                                ---------     --------     ---------       --------    --------   --------
Net income....................................  $  32,785     $ 29,572     $  17,821      $  34,286    $ 18,284   $ 22,055
                                                =========     ========     =========       ========    ========   ========
Net income per common share...................  $    1.39     $   1.43     $    1.05
Weighted average number of shares
  outstanding.................................     23,552       20,675        16,984
Distributions declared per common share.......  $    1.41(3)  $   2.38(4)  $    1.02(5)
BALANCE SHEET DATA (AT END OF PERIOD):
Storage centers, before accumulated
  depreciation................................  $ 758,726     $558,861     $ 462,780      $      --    $469,398   $463,194
Total assets..................................    804,483      610,394       494,590        391,685     393,982    400,182
Notes payable.................................    131,794      131,395       125,137             --      21,826     22,795
Total liabilities.............................    302,755      172,610       177,745        391,685      39,820     32,388
Shareholders' equity..........................    498,511      434,496       316,845             --     354,162    367,794
OTHER DATA:
Funds from operations(6)......................  $  53,083     $ 45,788     $  29,759      $   5,980    $ 39,657   $ 35,968
Percentage of funds from operations paid out
  as distributions............................       81.7%        80.1%         59.1%          12.8%       80.5%      84.5%
Cash flow provided by (used in):
  Operating activities........................  $  48,065     $ 46,113     $  29,309      $   5,116    $ 35,049   $ 34,793
  Investing activities........................   (137,835)     (86,311)     (115,169)        62,962      (5,582)    (5,140)
  Financing activities........................     87,326       32,719        99,021           (589)    (30,269)   (31,041)
RATIOS:
Ratio of Debt to Total Assets(7)..............         32%          23%           33%
Ratio of Secured Debt to Total Assets(8)......         31%          22%           33%
Debt Service Coverage Ratio(9)................       5.21x        4.92x         4.34x
PORTFOLIO DATA (AT END OF PERIOD):
Number of properties:
  Owned properties............................        237          181           157            137         137        137
  Managed properties..........................         37           83            --             --          --         --
                                                ---------     --------     ---------       --------    --------   --------
         Total................................        274          264           157            137         137        137
                                                =========     ========     =========       ========    ========   ========
Net rentable square feet:
  Owned properties............................     15,500       11,900        10,600          9,800       9,800      9,800
  Managed properties..........................      1,900        4,700            --             --          --         --
                                                ---------     --------     ---------       --------    --------   --------
         Total................................     17,400       16,600        10,600          9,800       9,800      9,800
                                                =========     ========     =========       ========    ========   ========

---------------
(1) Operating data for the Company for the year ended December 31, 1993 are not included as they are de minimis.

(2) The Predecessor information reflects the combination of the 17 partnerships included in the Consolidation.

(3) Does not include the distribution of $.47 per share declared in January 1997 based on financial results for the quarter ended December 31, 1996.

(4) Includes the distribution of $.44 per share declared in January 1995 based on financial results for the quarter ended December 31, 1994 as well as the special distribution of $.10 declared in November 1995.

(5) Does not include the distribution of $.44 per share declared in January 1995 based on financial results for the quarter ended December 31, 1994.

(6) Funds from operations ("FFO"), as promulgated by the National Association of Real Estate Investment Trusts ("NAREIT") in its March 1995 White Paper on Funds from Operations, is defined as net income (calculated in accordance with generally accepted accounting principles ("GAAP")) excluding gains or losses from debt restructuring and sales of real estate, plus depreciation of rental real estate and amortization of intangible assets exclusive of deferred financing costs. Contributions to FFO from unconsolidated entities in which the reporting entity holds an active interest are to be reflected in FFO on the same basis. The Company believes FFO is meaningful disclosure as a supplement to net income because net income implicitly assumes that the value of assets diminish predictably over time while the Company believes that real estate values have historically risen or fallen with market conditions. FFO is not a substitute for net cash provided by operating activities or net income computed in accordance with GAAP, nor should it be considered an alternative indication of the Company's operating performance or liquidity. In addition, FFO is not comparable to "funds from operations" reported by other REITs that do not define funds from operations in accordance with the NAREIT definition.

    FFO for each of the periods presented is calculated as follows:

                                                 COMPANY
                                     -------------------------------                 PREDECESSOR
                                                                         ------------------------------------
                                                FOR YEAR                 PERIOD FROM           FOR YEAR
                                           ENDED DECEMBER 31,            JANUARY 1 TO     ENDED DECEMBER 31,
                                     -------------------------------       MARCH 1,       -------------------
                                      1996        1995        1994           1994          1993        1992
                                     -------     -------     -------     ------------     -------     -------
                                                                  (IN THOUSANDS)
    Net income before extraordinary
      item.........................  $32,785     $29,572     $19,001       $ 34,286       $18,284     $22,055
    Depreciation and
      amortization.................   21,199      17,410      11,373          2,390        13,923      13,557
    Depreciation and amortization
      from unconsolidated joint
      revenues and subsidiaries....      219         149         137             16            94          92
    Deferred financing costs.......   (1,120)     (1,120)       (694)            (9)          (55)        (42)
    Nonrecurring items.............       --        (223)(a)     (58)(b)    (30,703)(c)     7,411(d)      306(e)
                                     -------     -------     -------       --------       -------     -------
             Funds from
               operations..........  $53,083     $45,788     $29,759       $  5,980       $39,657     $35,968
                                     =======     =======     =======       ========       =======     =======

---------------
    (a) Gain on sale of storage centers.

    (b) Gain on condemnation.

    (c) Litigation, hostile takeover and consolidation expenses of $12,180 less $48,223 of gains in sale of storage centers plus incentive management fees of $5,340.

    (d) Litigation, hostile takeover and consolidation expenses.

    (e) Loss on condemnation.

(7) As specified in the Indenture, Debt consists of indebtedness of the Company and its consolidated subsidiaries, less any portion attributable to minority interests, plus the Company's allocable portion of indebtedness of unconsolidated joint ventures from borrowed money, secured indebtedness, reimbursement obligations in connection with letters of credit and capitalized leases. "Adjusted Total Assets" as of any date means the sum of
    (i) the Company's Total Assets as of the end of the calendar quarter prior to the incurrence of such Debt and (ii) any increase in Total Assets from the end of such quarter, including, any increase in Total Assets caused by the incurrence of such additional Debt. See "Description of the Notes -- Additional Covenants of the Company."

(8) As specified in the Indenture, Secured Debt consists of Debt secured by a mortgage or other encumbrance on any property of the Company. See "Description of the Notes -- Additional Covenants of the Company."

(9) Debt service coverage ratio is calculated as Consolidated Income Available for Debt Service divided by the Annual Debt Service Charge. See "Description of the Notes -- Additional Covenants of the Company."

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The Company is a fully integrated, self-administered, self-managed REIT headquartered in Seattle, Washington, specializing in all aspects of the self storage industry. The Company operates a network of more than 270 storage centers located throughout the United States and in Europe. Of these properties, the Company owns, as of December 31, 1996, directly and through its wholly owned subsidiaries and joint ventures, 237 operating properties (including 234 self storage properties), containing approximately 15.5 million net rentable square feet, located in 19 states. Self storage properties offer low-cost, easily accessible storage space for personal and business uses.

     The Company's mission is to be the national leader in storage products and services. The Company believes it can obtain this goal by focusing on providing exceptional customer service and the highest quality products to its customers.

     Throughout the past three years, the Company has expanded its portfolio of real estate properties and real estate based investments through the use of equity and debt capital. During 1996, the Company acquired 40 properties (four in which it previously owned a 30% interest) and developed 14 new centers directly or through joint ventures. The following discussion of operations provides additional comparative financial information and discussion of each of the areas of growth, including internal or same store growth, direct acquisitions, domestic development, European development, property management operations and other forms of real estate investments. A discussion of capital expenditures, financing transactions and liquidity is also included.

INTERNAL GROWTH

     In 1996, the Company continued its focus on increasing net operating income from its existing real estate assets. One of the ways the Company analyzes its performance is to measure year over year improvements in same store operating results. The Company defines "same stores" each quarter as those stabilized storage centers which were owned for the entire quarter of both comparison years. Thus, storage centers acquired in May of 1995 are included only in the third and fourth quarter same store comparison of 1995 versus 1996. Developed storage centers are included in same stores in the first full quarter following two years of operations. Annual same store data is the combination of same store data for each quarter. Other storage companies may define same stores differently and this will affect their comparability. The following table summarizes same store operating performance from 1995 to 1996 and from 1994 to 1995.

                               SAME STORE RESULTS

                                         YEAR ENDED DECEMBER 31,(1)              YEAR ENDED DECEMBER 31,(2)
                                    ------------------------------------     ----------------------------------
                                                                    %                      PRO FORMA       %
                                       1996           1995        CHANGE       1995         1994(3)      CHANGE
                                    ----------     ----------     ------     ---------     ---------     ------
                                                    (DOLLARS IN THOUSANDS, EXCEPT AVERAGE RENT)
Rental revenue....................     $92,334        $88,434       4.4%       $81,113      $76,777       5.6%
Property operating expenses(4)....      28,031         26,545       5.6         24,553       23,822        3.1
                                       -------        -------                  -------     --------
Net operating income..............     $64,303        $61,889       3.9        $56,560      $52,955        6.8
                                       =======        =======                  =======     ========
Average annual rent per sq.
  ft.(5)..........................     $  9.22        $  8.89       3.7        $  8.92      $  8.36        6.7
Average sq. ft. occupancy.........          89%            88%                      88%          89%
Total net rentable sq. ft. (4th
  qtr)............................  10,900,000     10,900,000                9,900,000     9,900,000
Number of properties (4th qtr)....         169            169                      154          154

---------------
(1) Includes 30% of the operating results of four properties in which the Company owns a 30% interest (operating results for these properties are not consolidated in the Company's financial statements), as well as 74% of the operating results of three properties in which the Company owns a 74% interest and 90% of the operating results of one property in which the Company owns a 90% interest (operating results for those properties are consolidated in the Company's financial statements). Includes only operating results for the six months ended December 31, 1996 and 1995 for the 15 properties purchased in the first half of 1995.

(2) Excludes the three storage centers sold in 1995. Includes 30% of the operating results of four properties in which the Company owns a 30% interest (operating results for these properties are not consolidated in the Company's financial statements), as well as 90% of the operating results of one property in which the Company owns a 90% interest (operating results for this property are consolidated in the Company's financial statements). Includes only operating results for the three months ended December 31, 1995 and 1994 for the 20 properties purchased in September 1994.

(3) Represents the actual historical results of the properties as if they had been acquired by the Company on January 1, 1994.

(4) Includes all direct property expenses. Does not include property management fees previously charged by the Management Company nor does it include any allocation of joint expenses incurred by the Company such as off-site management personnel.

(5) Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period.

     As demonstrated by the operating information above, the Company's same store net operating income is primarily driven by its ability to increase revenues while limiting expense increases. Various programs are utilized to bring in and keep storage customers in order to maximize property revenue. Providing the best customer service requires exceptional employees and on-going quality training. Personnel are trained in all aspects of the storage operation from operating the computer system and renting a unit to analyzing demand and pricing strategies. They are also trained and authorized to make substantially all pricing and customer service decisions on-site, with reference to the Company's values and mission statement. These training and personnel programs are continually evaluated and improved upon. Another revenue enhancing program undertaken in 1994 was the establishment of the national call center which fields overflow calls from all the individual properties, providing personal service when on-site employees are not available. Employees at the national call center are able to market and sell a rental at the store nearest to the caller.

     In 1996, management implemented a new pricing strategy called "revenue optimization." Historically, the Company has maintained a general policy on annual rent increases implemented toward the beginning of the year. The revenue optimization program focuses on establishing product pricing in relationship to demand and closing ratios (the percentage of prospects who subsequently rent a unit) in order to maximize revenues. The implementation of this new program took longer than expected and there were some additional training costs associated with implementing it. As such, the Company did not fully realize the impact of this strategy until the fourth quarter of 1996. However, now that the training phase is complete, the Company expects to see benefits from this program in 1997.

     Net operating income has risen over the last three years due to increases in revenue, which are a function of changes in rental rates and occupancy. While storage has a seasonal trend, spring and summer being peak occupancy periods, the cycle is annual and the revenue trend from 1994 to 1996 reflects general market changes. Revenue gains from 1994 to 1995 resulted entirely from rental rate increases, while gains from 1995 to 1996 resulted primarily from rate increases with slight occupancy improvements. As a result of competition, the Company does not believe it can continue to increase rental rates as significantly as it had prior to 1996.

     Direct operating expenses were higher in 1996 than in 1995 due to a number of factors. The Company experienced unusually high real estate assessment increases in 1996, particularly in the Denver market. Additionally, the Company expanded its yellow page advertising coverage in markets where it intends to grow, but until the new developments open in those areas costs are allocated to the existing stores in that market. Training of field personnel for the revenue optimization program discussed above also impacted 1996 expenses. Despite these increases, direct operating expenses as a percentage of revenue remained constant.

     Industry occupancy rates rose between 1990 to about 1995 as demand continued to rise during a period of scarce capital and thus little storage development. Management believes the month-to-month nature of storage rentals is such that in order to maintain available product for incoming customers, occupancy percentages in the high 80s to low 90s is considered "full." Beyond that level, average market rates will begin to rise. Beginning in 1995 and to a greater degree in 1996, the Company has seen development activity pick up in many of its markets and where this development has occurred close to its existing stores, the Company does not expect to be able to raise rents at the same rate as in the past. Management believes that some of its markets have begun to reflect the effect of this development in 1996 and this is expected to continue to be a factor in operating results for 1997 and 1998.

     The following table is a geographical summary of the changes in weighted average rents, rates and occupancies for the same store storage centers as defined in footnotes to the previous table:

                                                          % CHANGE IN RATE                 % CHANGE IN NO. OF
                        % CHANGE IN RENTS                    PER SQ. FT.                    SQ. FT. OCCUPIED
                  -----------------------------     -----------------------------     -----------------------------
                  1995 TO 1996     1994 TO 1995     1995 TO 1996     1994 TO 1995     1995 TO 1996     1994 TO 1995
                  ------------     ------------     ------------     ------------     ------------     ------------
Arizona.........      (4.3)%           10.8%             1.0%            21.7%            (5.2)%           (9.0)%
California......       7.0              4.5              3.5              6.8              3.4             (2.2)
Florida.........       4.7              2.9              2.8              5.6              1.9             (2.6)
Illinois........       6.2              4.9              4.3              5.3              1.8             (0.4)
Maryland........       7.0              2.9              5.6              5.6              1.4             (2.6)
Michigan........       7.6             10.7              9.5              9.3             (1.8)             1.2
New York........       2.2              9.2              5.7              3.4             (3.3)             5.7
Oregon..........       8.3              7.8              8.9              7.1             (0.6)            (0.7)
Texas...........      (3.9)             2.6             (3.0)             7.5             (0.9)            (4.6)
Virginia........       6.9              5.2              4.2              4.0              2.6              1.2
Washington......       7.8              5.4              4.8              3.0              2.9              2.3
Other...........       2.0              5.4              2.8              7.1             (0.8)            (1.6)
                      ----             ----             ----             ----             ----             ----
Weighted Avg....       4.4%             5.5%             3.7%             6.7%             0.7%            (1.1)%

     The Company believes its diversified portfolio minimizes the impact of individual market fluctuations that result from economic or competitive changes within these markets. In general, rental rate increases have driven the increase in revenues. Over the last three years, market conditions in Detroit, Michigan, Portland, Oregon and Seattle, Washington contributed to above average revenue increases. Detroit and Portland, in particular, demonstrate the Company's use of revenue optimization; although occupancy declined in both markets, revenues rose well above average due to rate increases. In 1996, Arizona experienced new competition in certain trade areas and a leveling off of demand. Demand had been high in this market due to the long waiting periods for housing; as these waits have shortened, so has the average length of storage in this market. Additionally, the conversion of units to climate controlled space at one store created a drop in occupancy. During the construction phase of this project it was necessary to vacate these units, but they are expected to command higher rent going forward. The conversion of these units was expected to be completed in late spring but due to unexpected delays was not finished until late August. The San Antonio, Texas market declined in 1996 as new competition has forced rate decreases. Ten additional storage centers have opened within the Company's trade areas in the last year and five new projects are currently under construction. Although performance continues to be below that of a year ago, management believes that the Company's stores in San Antonio, Texas have stabilized. The Company's results in Houston, Texas were impacted by a fire in 1995; revenue replacement insurance coverage has expired and new market competition has slowed the rent up of the reconstructed space.

ACQUISITIONS

     Although availability of capital and competition has in many cases driven acquisition prices up, the Company has continued to selectively seek acquisition opportunities for high quality storage centers that meet its investment standards. The Company has limited its efforts to pursue only those centers that enhance the Company's existing network of stores (i.e. establish greater market presence or expand an established market to create greater economies of scale) and thus can be efficiently managed and operated. In many cases, this has resulted in the purchase of properties the Company had previously managed for affiliated owners. The acquisition of previously managed properties means the properties are in existing Shurgard markets and management is familiar with the operating issues of that particular store. Additionally, they have been maintained to the Company's standards and as such do not have significant deferred maintenance costs. The operating results of the Company's acquisitions are presented in the tables below in order to show the impact of the Company's operating strategies since the acquisition date. Based on the definition of same stores, the results of these properties for certain periods have been included in the same store results previously discussed. (See notes (1) and (2) to the Same Store Results table.)

                          RESULTS OF 1996 ACQUISITIONS

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                                1996(1)
                                                                         ---------------------
                                                                              (DOLLARS IN
                                                                              THOUSANDS,
                                                                         EXCEPT AVERAGE RENT)
    Rental revenue.....................................................           $2,787
    Property operating expenses(2).....................................              851
                                                                            ------------
    Net operating income...............................................           $1,936
                                                                            ============
    Average annual rent per sq. ft.(3).................................           $ 8.74
    Average sq. ft. occupancy..........................................               88%
    Total net rentable sq. ft..........................................        2,400,000
    No. of properties..................................................               40
    No. of property-months(4)..........................................               69

---------------

(1) Includes 70% of the operating results of the four storage centers purchased in November 1996 as a 30% interest was previously owned by the Company.

(2) Includes all direct property expenses. Does not include any allocation of joint expenses incurred by the Company such as off-site management personnel.

(3) Average annual rent per square foot is calculated by dividing actual rents collected by the average number of square feet occupied during the period.

(4) Represents the sum of the number of months the Company owned and operated each property during the year.

     During 1996, the Company purchased 40 storage centers, four in which it previously owned a 30% interest. Thirty-seven of these properties, totaling 2.3 million net rentable square feet, were purchased on November 14, 1996, through the acquisition of the IDS Partnerships. The Company paid approximately $122 million for the 33 storage centers and the remaining 70% interest in the four centers mentioned above. The purchase, which included $1.6 million in net liabilities and approximately $3 million in transaction costs, was funded through cash ($59 million) and the issuance of stock ($64 million). The 1996 pro forma yield on these properties was 10% (calculated as actual 1996 net operating income divided by cost). Pro forma results are not necessarily indicative of future results. Additional acquisitions included two properties located in the greater Seattle, Washington metropolitan area, and one located in Atlanta, Georgia. These three properties cost $6.4 million and added approximately 135,000 net rentable square feet to the Company's portfolio.

                          RESULTS OF 1995 ACQUISITIONS

                                                                YEAR ENDED DECEMBER 31,
                                                            --------------------------------
                                                             1996       1995(1)     % CHANGE
                                                            -------     -------     --------
                                                                 (DOLLARS IN THOUSANDS,
                                                                  EXCEPT AVERAGE RENT)
    Rental revenue........................................   $9,229      $5,492       68.0%
    Property operating expenses(2)........................    2,455       1,592       54.2
                                                            -------     -------
    Net operating income..................................   $6,774      $3,900       73.7
                                                            =======     =======
    Average annual rent per sq. ft.(3)....................   $10.59      $10.25        3.3
    Average sq. ft. occupancy.............................       89%         86%
    Total net rentable sq. ft.............................  970,000     970,000
    No. of properties.....................................       15          15
    No. of property-months(4).............................      180         115

---------------
(1) Includes the operating results of the three properties owned by Shurgard Institutional Partners in which the Company owns a 59.5% interest.

(2) Includes all direct property expenses. Does not include property management fees previously charged by the Management Company nor does it include any allocation of joint expenses incurred by the Company such as off-site management personnel.

(3) Average annual rent per square foot is calculated by dividing actual rents collected by the average number of square feet occupied during the period.

(4) Represents the sum of the number of months the Company owned and operated each property during the year.

     In May 1995, the Company purchased the limited partner interest in Shurgard Evergreen Limited Partnership (the "Evergreen Partnership"), an entity formed in May 1990 to develop and own self storage centers, of which the Company is the general partner. The limited partner interest was owned by a wholly owned subsidiary of the State Investment Board of the State of Washington. The Evergreen Partnership developed and owns seven self storage centers directly and, through a joint venture, owns an interest in an additional three centers. The ten centers have an aggregate of 630,000 net rentable square feet. The purchase price for the limited partner interest in the Evergreen Partnership was $35.5 million which was financed through the Company's line of credit. For 1996, the return on this investment in the limited partnership interest, defined as historical net operating income for the properties divided by the Company's historical investment amount, was 12.5%.

     In addition to these major acquisitions, in 1995 the Company also acquired four self storage properties through individual purchases and one storage property through the Management Company Merger. These five storage centers, having a total of approximately 340,000 net rentable square feet of storage space, are located and were acquired as follows: Daly City, California (March
1995), Taylor, Michigan (March 1995), Orland Park, Illinois (May 1995), Puyallup, Washington (May 1995) and Madison Heights, Michigan (June 1995). Operating results for 1996 for these acquisitions reflect the additional months of operations. The Company previously managed all but two of these properties.

                          RESULTS OF 1994 ACQUISITIONS

                                      YEAR ENDED DECEMBER 31,            YEAR ENDED DECEMBER 31,
                                  --------------------------------   --------------------------------
                                   1995        1996       % CHANGE    1995        1994       % CHANGE
                                  -------     -------     --------   -------     -------     --------
                                              (DOLLARS IN THOUSANDS, EXCEPT AVERAGE RENT)
Rental revenue..................   $6,366      $5,939        7.2%     $5,939      $1,920        209%
Property operating
  expenses(1)...................    2,059       1,957        5.2       1,957         554        253
                                   ------      ------                 ------      ------
Net operating income............   $4,307      $3,982        8.2      $3,982      $1,366        192
                                   ======      ======                 ======      ======
Average annual rent per sq.
  ft.(2)........................   $ 8.53      $ 8.01        6.5      $ 8.01         n/a(3)
Average sq. ft. occupancy.......       92%         91%                    91%         91%
Total net rentable sq. ft.......  730,000     730,000                730,000     730,000
No. of properties...............       20          20                     20          20
No. of property-months(4).......      240         240                    240          80

---------------
(1) Includes all direct property expenses. Does not include property management fees previously charged by the Management Company nor does it include any allocation of joint expenses incurred by the Company such as off-site management personnel.

(2) Average annual rent per square foot is calculated by dividing actual rents collected by the average number of square feet occupied during the period.

(3) Information is not available for this period. Under the prior owner, the average rate per square foot for these properties was $7.34.

(4) Represents the sum of the number of months the Company owned and operated each property during the year.

     In September 1994, the Company purchased 20 storage centers from an unaffiliated storage operator based in Raleigh, North Carolina for an aggregate purchase price of $34 million. These centers were financed with $30 million from the Company's lines of credit, a $1 million note to the seller and $3 million in cash. This acquisition gave the Company a significant presence in the Raleigh market as well as expanding its presence in Washington D.C., Richmond and Virginia Beach, Virginia. For 1996, the annual return on this investment, defined as historical net operating income for the properties divided by the historical investment amount, was 12.7%. Since the Company began managing these properties, both rental rates and revenue for 1996 have increased faster than the Company's total same store average discussed under "-- Internal Growth." Expenses also rose more than the same store average due to an 18% increase in repair and maintenance expense in 1996.

DOMESTIC DEVELOPMENT

     The Company's long-term growth plan focuses on the development of new storage centers in markets in which it currently operates. This is due to the increased competition for acquisitions in the storage market and the Company's focus on maintaining high quality standards and consistent building design to develop brand awareness. Implementation of this development strategy is expected to continue through 1997. Each development project progresses through a series of review processes from initial review, through due diligence, final review and finally to the land purchase and construction. The Company believes the likelihood of the success of this strategy is greatly enhanced as a result of the substantial experience it gained through the development of over one-third of its properties.

     The Company opened 13 domestic storage centers in 1996 and six in 1995. Four of the projects opened in 1996 opened at the end of the fourth quarter and as a result did not have significant operations during the year. Accordingly, these four properties have been excluded from the following table:

                                          ESTIMATED     TOTAL NET    TOTAL     12/31/96      AVERAGE     ESTIMATED
                             NO. OF         TOTAL       RENTABLE    COST PER    AVERAGE    RENTAL RATE    ANNUAL
                           PROPERTIES       COST         SQ. FT.    SQ. FT.    OCCUPANCY   PER SQ. FT.   YIELD(1)
                           ----------   -------------   ---------   --------   ---------   -----------   ---------
Opened through September
  1996...................       9       $32.9 million    607,000      $ 54         48%       $  9.72         12%
Opened in 1995...........       6       $18.3 million    379,000      $ 48         68%       $ 10.25         14%

---------------
(1) The estimated annual yield is based on the estimated total cost of the projects assuming the projects are at 85% occupancy at the average annualized rental rates in effect during 1996.

     The nine projects opened in the first three quarters of 1996 are renting up ahead of plan; the average occupancy of these centers as of December 31, 1996 was 48%. The average rental rate of these stores for 1996 was $9.72 per square foot. Together, the centers provided $337,000 in net operating income for 1996. For these nine projects, total development costs, including land, averaged $54 per net rentable square foot, which is 104% of the original budgeted cost. The 1996 developments cost more per square foot because of differences in land costs. The Company currently expects these centers to take approximately 18 months to reach stabilization (defined as 85% occupancy) compared to the original projection of 21 months.

     The six storage centers opened in 1995 are also renting up ahead of plan; the average occupancy of these centers as of December 31, 1996 was 68%. The average rental rate of these stores for 1996 was $10.25 per square foot. Each of these projects provided positive net operating income and together provided net operating income of $1,006,000 for 1996. For these six projects, total development costs, including land, averaged $48 per net rentable square foot, which is 101% of the original budgeted cost. The storage centers opened in 1995 are renting up faster than expected; however, the Company's experience suggests that rent up proceeds faster in earlier months, and tapers off over time. Accordingly, the Company is estimating stabilization at 18 months.

     There is of course no assurance that these projections regarding 1995 and 1996 development projects will come to fruition as numerous factors affect the actual yields and rent up periods. These factors include the possible inability to reach and maintain assumed occupancy levels and rates due to development of competing self storage facilities and increased competition from self storage and other storage alternatives, and possible increases in expenses such as property taxes, labor, and marketing, among others.

     In addition to the above completed developments, the Company has ten storage centers currently under construction (five of these are being developed through the Tennessee and Florida joint ventures described below). As a general rule, to limit the risks of development, the Company does not purchase land until the permitting process is complete. Construction usually begins shortly after the Company obtains title to the land. The following table summarizes domestic development projects in progress at December 31, 1996:

                                                               NUMBER OF   ESTIMATED COMPLETED
                                                               PROJECTS     COST OF PROJECTS
                                                               ---------   -------------------
    New Domestic Developments:
      Construction in progress...............................      10         $36.9 million
      Land purchased pending construction....................       3         $11.2 million
    Expansion of Existing Properties:
      Opened during 1996.....................................       4         $ 3.7 million
      Construction in progress...............................       3         $ 3.3 million

     In the current real estate environment, management believes that a long-term strategy of growth through development will result in superior returns over the long-term. A development strategy, however, creates a short-term dilution of earnings during the rent-up phase of a project. Although certain costs, including real estate taxes and interest, are capitalized during the construction period, net operating income does not generally exceed interest expense on development projects for at least the first year of operations. This rent-up deficit for developments was $3,741,000 (net operating income of $610,000 less interest on invested capital of

$4,351,000) in 1996 compared to only $1,459,000 in 1995, and the effect will increase in 1997 as more development locations are opened. The rent-up deficit for a typical $3 million project, assuming it takes 18 months to rent-up and it is financed with debt at 8.5%, is estimated to be to $240,000 in the first year of operations. The amount of rent-up deficit cannot be predicted with certainty as it is based on a number of factors including length of rent-up, ability to collect stated rental rates on leased units, actual operating expenses incurred, and the time of year a property opens. Another result of this rent-up period is a decrease in the Company's operating margins as new property expenses are added but the related revenue stream does not hit stabilized levels until occupancy reaches 85%. The Company is currently considering various alternatives which, if implemented, could minimize this rent-up deficit and allow the volume of development projects to increase. Some of these alternatives include, but are not limited to, phased development, joint venture development programs, and increasing the rate at which stores rent-up. The Company currently anticipates opening 20 to 30 domestic developments in 1997 including the 13 listed in the table above. The actual number of projects could be reduced by zoning and permitting delays outside of the Company's control, increased competition for sites, delays during construction caused by, among other things, weather, unforeseen site conditions, labor shortages, personnel turnover, scheduling problems with contractors, subcontractors or suppliers, or resource constraints.

     In addition to utilizing the experience of its in-house real estate development personnel, the Company has begun establishing affiliations with quality storage operators outside its current markets. The Company believes that the most efficient way to operate storage centers is to saturate a market thereby creating brand awareness and allowing certain economies of scale in operation processes and advertisement. These affiliations create instant presence in a new market as affiliate owned centers begin using the "Shurgard" name. In exchange for the use of the Company's name, computer systems and general operations support services, the affiliate pays the Company an affiliation fee of 2% of revenues. Additionally, these affiliation agreements provide the framework for the joint development of additional storage centers, allowing us to take advantage of the local operator's market knowledge. The Company has signed two such affiliation agreements, which include (1) a Tennessee developer that opened three jointly developed centers in 1995, one in 1996, and has one additional property under development and (2) a Florida developer that began its first joint developments in 1996 and has four properties under construction. See "-- Other Real Estate Investments."

EUROPEAN DEVELOPMENT

     During 1995 and 1996, the Company invested $5.4 million and $6.9 million, respectively, in SSC Benelux & Co., SCS ("Benelux SCS"), a Belgian entity. In March 1997, the Company refinanced its investment, resulting in a return of $9.3 million of its cash contribution and a reduction of its percentage interest in economic benefits from Benelux SCS from 85.6% to 12.5%. The Company is a general partner in an entity that borrowed the funds used for the refinancing. The funding for investments made during 1995 and 1996 was obtained from the Company's cash flow from operations, proceeds from the 1995 equity offering and available lines of credit. As a result of its investments in Europe, the Company faces certain risks inherent in international business operations, including currency risks, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, difficulties in staffing and managing international operations, potentially adverse tax burdens, obstacles to the repatriation of earnings and cash, and the burdens of complying with different permitting standards and a wide variety of foreign laws.

     The self storage industry is not yet well established in much of Europe and Benelux SCS is in the process of developing the market in the Benelux region. During 1995 and 1996, Benelux SCS opened four developed storage centers in Belgium totaling 237,000 square feet. The Company, along with its European partner, funded these centers through a combination of outside debt and equity capital. Benelux SCS debt is non-recourse. Current debt covenants limit the overall indebtedness of Benelux SCS to 60% of the cost of the storage centers. Benelux SCS has two additional stores under construction. Because of the newness of storage to this market, the rent-up period for these storage centers is expected to be substantially longer than that of domestic development projects. Management estimates that the European sites may take two and a half to three years to reach a stabilized occupancy of approximately 85% and the three stores opened in 1995 are tracking in that range. Occupancy of the four open centers at December 31, 1996 was 36%.

     During 1996, the Company launched a marketing campaign to increase product awareness in Brussels. This campaign resulted in a significant increase in the number of customer inquiries. Benelux SCS is now concentrating on strategies to increase the capture rate on those inquiries and to overcome pricing objections for those customers utilizing the product for the first time. Another planned area of concentration for 1997 will be the training of on-site personnel focusing primarily on improving telephone sales techniques.

NEW PRODUCTS AND SERVICES

     The Company's service focus and mission mean that it is continually exploring new ways to service its customers' storage needs. One of the most recent ways the Company has broadened its ability to meet customer needs is by bringing storage directly to the customer through containerized storage. Weatherized 8'x5'x8' storage containers are delivered to customers for packing. The containers are then picked up and delivered to a warehouse where they are stored. The customer may access their storage container in a showroom at the warehouse or have it redelivered to their home. In addition to the monthly rental charge, service fees may be charged for pickup and delivery. This business venture is currently being tested in the Seattle market.

     The Company has committed to invest $2.85 million in this start up venture, Shurgard's Storage To Go, Inc., with certain officers and key employees who have committed $150,000 and an unaffiliated third party who has committed $1 million. The current $4 million commitment is expected to provide enough capital to begin operation in one or two additional markets. This subsidiary is not legally controlled by the Company, is not a qualified REIT subsidiary and its income is subject to corporate level tax.

     Another way the Company is making storage more convenient for the customer is through the addition of kiosks in major malls. These kiosks (a sales counter located in the center of malls) are staffed with trained sales representatives who are available to answer questions about both self storage and containerized storage. They have computer links to area storage centers through which they can give rate and availability information and lease units or containers to customers on the spot. This idea is being tested in three malls in the Seattle market.

OTHER REAL ESTATE INVESTMENTS

     In addition, the Company has made several investments during the past three years through participating mortgages, joint ventures and limited partnerships.

     In 1996, the Company made a tender offer for the limited partnership units in the IDS Partnerships. On September 13, 1996, the Company purchased approximately 42%, 32% and 42% of the outstanding limited partnership units of IDS/Shurgard Income Growth Partners L.P., IDS/Shurgard Income Growth Partners L.P. II, and IDS/Shurgard Income Growth Partners L.P. III, respectively, for a total of $40 million. On November 14, 1996, the Company completed the acquisition by merging with the IDS Partnerships. For the two months the Company owned the units of the IDS Partnerships in 1996, earnings from this investment totaled $1.4 million.

     In January 1996, the Company also purchased, from an unaffiliated third party, one limited partnership unit in Shurgard Institutional Fund LP for $1.1 million in cash. The Company also owns an interest in this partnership through an interest in the general partner. The Company is now entitled to 8.8% of this partnership's distributions. In December 1995, the Company also purchased, for $3.8 million in cash, 3.5 limited partnership units of Shurgard Institutional Fund LP II, an affiliated partnership in which it also owns an interest through the general partner. The Company is now entitled to 37% of this partnership's distributions.

     The Company has entered into four joint ventures with a storage operator to develop properties in the Nashville, Tennessee metropolitan area. The Company's economic interest in these joint ventures range from 50% to 85.5%. The Company has guaranteed $6.4 million of loans, the Company's pro rata portion of the joint ventures' debt. Additionally, the Company has guaranteed $9.0 million of debt in joint ventures to develop four sites in Orlando, Florida under a similar arrangement. The Company has a 90% economic interest in these Orlando joint ventures. The financial information of these projects are not consolidated in the Company's financial statements because the affiliation agreement allows the local operator to control the daily operations of the property and all significant investment decisions require the approval of both parties regardless of ownership percentage. Earnings from these joint ventures totaled $82,000 for 1996 compared to a loss of $139,000 in 1995. Fund from operations, as defined below, for these joint ventures totaled $234,000 in 1996 compared to a negative $43,000 in 1995. See "-- Domestic Development."

     The Company has paid approximately $11.8 million for investment in two 10-year participating mortgage loans, which are nonrecourse to the borrower and are secured by real estate, including four storage centers and office/warehouse space. The Company will receive interest at 8% per annum plus 50% of both operating cash flow and distributions from the gain on sale of real property, as defined. The Company has options to purchase the properties at established prices, generally exercisable in 1999 and extending until maturity of the loans.

PROPERTY MANAGEMENT OPERATIONS

     In connection with the Management Company Merger in March 1995, the Company internalized the management of its own properties as well as acquired certain management contracts and relationships under which it now provides property management services to outside parties. Prior to the Management Company Merger, the Company paid a property management fee equal to 6% of revenues to the Management Company. The Company now incurs the actual costs of property management on properties it owns, and receives property management fees from affiliated partnerships and outside parties.

     The acquisition of the IDS Partnerships in November 1996 eliminated third party management fee revenue and a corresponding amount of expenses for those 37 stores. Although property management revenue in 1997 will be significantly reduced as a result of the IDS transaction, there will be no impact as the corresponding expense will also be eliminated from the 37 stores' operating expenses in 1997. As a result of this acquisition, the Company now participates directly in the revenue and expenses relating to these properties.

     Management will continue to pursue growth opportunities in property management to maximize brand awareness, realize economies of scale in management and as a means of establishing relationships with owners of quality projects that may provide future acquisition opportunities. However, property management revenue will be limited to 5% or less of total revenue due to limitations imposed by the REIT qualification requirements. See "-- REIT Qualification and Distribution Requirements."

OTHER INCOME AND EXPENSES

     Interest expense increased $3.7 million due to a rise in the average outstanding balance on the lines of credit from 1994 to 1996. This rise represents borrowings to purchase partnership units and to fund development of new storage centers. Additionally, during 1996, the Company capitalized $2.8 million in interest related to the construction of storage centers while only $1.1 million in interest was capitalized in 1995. No interest was capitalized in 1994.

     Net income per share decreased from 1995 to 1996 primarily due to the development projects opened during the last year. The Company's planned development will continue to impact net income and net income per share. The issuance of 4.9 million shares in late June and early July 1995 also impacted the per share data. Proceeds from this stock issuance were used to repay short term loans and although interest expense declined, outstanding shares increased.

PRE-CONSOLIDATION INCOME AND EXPENSES

     The Predecessor operating results presented in the consolidated financial statements are not comparable in all material respects with financial statements of the Company. The most significant differences relate to (1) lower depreciation resulting from the Company's lower original cost of storage centers and (2) higher debt and related interest expense as a result of certain limited partners electing to take a cash payment in lieu of the

Company's common stock in the Consolidation. The following discussion summarizes differences for the periods presented which do not directly relate to property operations.

     General and administrative expenses from January 1, 1994 to the Consolidation Date for the Predecessor included certain expenses related to the liquidation of the Partnerships including audit, tax and legal fees. State taxes for the Predecessor were also high for the two months of 1994 due to the tax resulting from the sale of assets.

     The Predecessor financial statements for the period from January 1, 1994 to the Consolidation Date include various nonrecurring items related to the Consolidation of the seventeen partnerships which comprise the Predecessor; these include the gain on the sale of net assets resulting from the Consolidation and related incentive management fees, legal expenses, hostile takeover defense and transaction costs. The Company's debt at December 31, 1994 was $141 million higher than the Predecessor's debt at December 31, 1993. This additional debt is reflected in the Company's interest expense and earnings for the year ended December 31, 1994. Certain of the limited partners of the partnerships included in the Consolidation elected to take cash rather than stock in the Company. The Company borrowed the $67 million required for these cash payments as well as approximately $20 million to pay liabilities related to the Consolidation which were assumed from the Predecessor and approximately $10 million to cover loan closing costs and establish cash reserves. Interest on the $97 million for the year ended December 31, 1994 was $6.7 million. Additionally, as a result of the Consolidation, the majority of the debt held by the partnerships, including short-term debt at relatively low interest rates, was refinanced at a slightly higher rate (8.28%). The Company also borrowed $30 million in connection with the acquisition of the 20 storage centers on September 1, 1994 and $12 million in connection with an investment in participating mortgages on December 14, 1994; interest on this $42 million was $806,000 for 1994.

FUNDS FROM OPERATIONS

     FFO, pursuant to the NAREIT March 1995 White Paper on Funds from Operations, is defined as net income (calculated in accordance with GAAP) excluding gains or losses from debt restructuring and sales of real estate, plus depreciation of real estate and amortization of intangible assets exclusive of deferred financing costs. Contributions to FFO from unconsolidated entities in which the reporting entity holds an active interest are to be reflected in FFO on the same basis. The Company believes FFO is meaningful disclosure as a supplement to net income because net income implicitly assumes that the value of assets diminish predictably over time while the Company believes that real estate values have historically risen or fallen with market conditions. FFO is not a substitute for net cash provided by operating activities or net income computed in accordance with GAAP, nor should it be considered an alternative indication of the Company's operating performance or liquidity. In addition, FFO is not comparable to "funds from operations" reported by other REITs that do not define funds from operations in accordance with the NAREIT definition. The following table sets forth the calculation of FFO in accordance with the NAREIT definition (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                           ---------------------------------
                                                                                   PRO FORMA
                                                            1996        1995        1994(1)
                                                           -------     -------     ---------
    Net income before extraordinary item.................  $32,785     $29,572      $21,917
    Depreciation/amortization............................   21,199      17,410       13,519
    Depreciation/amortization from unconsolidated joint
      ventures and subsidiaries..........................      219         149          113
    Non-recurring revenue/expenses.......................       --        (223)         (58)
    Deferred financing costs.............................   (1,120)     (1,120)        (820)
                                                           -------     -------      -------
    FFO as currently defined.............................  $53,083     $45,788      $34,671
                                                           =======     =======      =======

---------------
(1) Represents the actual historical results as if the Predecessor's properties had been acquired by the Company on January 1, 1994. Assumes the Company's fixed rate seven-year debt (8.28%) was outstanding during the entire period.

     FFO for 1996 rose $7.3 million over the 1995 FFO, which had grown $11.1 million from pro forma 1994. As previously discussed, this growth rate reflects the improved performance of the original portfolio of properties as well as the addition of properties acquired during the two years. Management believes future growth rates will slow until development levels off, as the rent-up period on development projects partially offsets operating results from current properties and acquisitions. See "-- Domestic Development."

INVESTING TRANSACTIONS

     On March 1, 1994, the Company acquired the assets, subject to existing liabilities, of the Predecessor for an aggregate cost of $387.4 million. The Consolidation was funded by the issuance of 16,983,728 shares of Company's Class A Stock and Class B common stock and $67.1 million in borrowings from a financial services company. Additionally, in 1994, the Company purchased a chain of 20 storage centers in the mid-Atlantic region for $34 million. Investments in other real estate assets during 1994 consisted primarily of the two participating mortgages and two of the Tennessee joint ventures discussed earlier.

     On March 24, 1995, in order to create a fully integrated company and more closely align the interests of management with the shareholders, the Company merged with the Management Company. Pursuant to the Agreement and Plan of Merger, the outstanding shares of the Management Company common stock were converted into an aggregate of 1,289,734 newly issued shares of Class A Common Stock and an additional 282,572 shares that replaced the Class A Common Stock previously owned by the Management Company, subject to certain adjustments. The market value of consideration on the date of the Management Company Merger was $29.4 million. Pursuant to the Merger Agreement, Management Company shareholders are also entitled to receive additional shares of Class A Common Stock in the future based on (i) the extent to which, during the five years following the Management Company Merger, the Company will realize value on this back end interest as a result of certain transactions relating to interests in or assets of six limited partnerships acquired by the Company in the Management Company Merger or (ii) the value, at the end of five years after the Management Company Merger, or in the event of a change of control of the Company, of any remaining interests in such partnerships as determined by independent appraisal. Only three of the original six partnerships still exist. One of the three partnerships is the Evergreen Partnership, the limited partnership interest of which the Company purchased during 1995. As a result of this purchase, the Board of Directors could, at their option, choose to liquidate the partnership, and upon such liquidation the Company would be required to issue additional shares based on an independent appraisal.

     During 1995, the Company acquired a storage center valued at $7.8 million in the Management Company Merger (which was a non-cash transaction), and invested $9.4 million in acquisitions of four operating storage centers, $30.1 million in domestic development and expansion projects, $10.6 million in European development projects, and $3.9 million in capital improvements to its existing portfolio. The $6.5 million increase in other real estate investments reflects primarily the $3.8 million invested in the limited partnership units and the $2.6 million invested in the Tennessee joint ventures. As described above, the Company also invested $36 million in cash in the purchase of the Evergreen Partnership interest. Proceeds from the sale of real estate contributed $3.3 million in cash.

     On September 13, 1996, pursuant to a tender offer, the Company purchased limited partnership units in the IDS Partnerships totaling $40 million. This purchase was funded through the Company's line of credit. These units were owned by the Company until November 14, 1996 when it completed the merger with the IDS Partnerships. Under the terms of the agreement between the Company and the IDS Partnerships, the Company issued 2,462,414 shares of Class A Common Stock based on the partners interest in the IDS Partnerships' net asset value of $106.6 million ($121.8 million in storage centers less net liabilities of $15.2 million either assumed or paid off at closing) as defined in the agreement. Total cash paid for this acquisition was $58.6 million.

     Additionally, during 1996, the Company invested $6.4 million in the acquisition of three storage centers, $47.9 million in domestic development and expansion projects, $9.3 million in European development projects, and $3.7 million in capital improvements to its existing portfolio. The $11.1 million increase in other real estate investments reflects primarily the $2.1 million invested in the limited partnership units, the

$5.8 million invested in the Florida joint ventures and the $3.2 million invested in the Tennessee joint ventures.

CAPITAL EXPENDITURES

     In addition to continued investments in acquisitions and developments, the Company makes investments in improving its current portfolio of real estate. Investments in existing storage properties include primarily expansions, conversions (i.e., size of units or climate control) and certain recurring improvements that management believes are necessary to maintain the Company's quality standards and its ability to generate premium returns. The following table summarizes the type of recurring expenditures the Company anticipates and the average cost per square foot per year:

                                                                   ANNUAL COST
                                                                   PER SQ. FT.
                                                                   -----------
                Roofs..........................................    $ 0.07
                Pavement.......................................      0.05
                Sealant........................................      0.03
                Other..........................................      0.02-0.03
                                                                    ----------
                Total..........................................    $ 0.17-0.18
                                                                   ==========

     The above amounts assume expenditures are made evenly over the life of the project, this however does not occur in reality. In certain years expenditures will be significantly higher than $0.18 per square foot, but this in turn would mean other years will be significantly lower. In addition to these types of expenditures, the Company invests in other improvements such as security upgrades. Of the $3.7 million in capital improvements expended during 1996, $2.1 million was for roof, pavement and sealant, while $2.2 million out of a total of $3.9 million was spent for these items during 1995. Specifically identified capital improvements expected for 1997 total $4.6 to $5.3 million, of which $1.7 to $2.4 million represents roofs, pavement and sealant.

     During 1996, the Company completed an extensive research and evaluation program through which it selected a new updated logo. In order to maintain the Company's brand awareness across all Shurgard businesses, the Company intends to replace current signs, awnings, etc. to incorporate this new logo over the next two years. Included in the 1997 estimates is $1 million to re-sign approximately half of the Company's stores. The Company intends to re-sign the remaining stores in 1998.

FINANCING TRANSACTIONS

     On June 9, 1994, the Company refinanced substantially all of its existing debt through a debt purchase transaction with Nomura Asset Capital Corp., a subsidiary of Nomura Securities International, Inc. The $122.6 million of indebtedness, secured by certain real estate, has a seven year term, a fixed rate equal to 8.28% and requires monthly payments of interest only until maturity. The Company paid $1.8 million in fees for this seven-year loan. The following table summarizes the uses of proceeds from this loan (in thousands):

                Repayment of Consolidation debt.................    $ 104,600
                Repayment of other debt.........................       14,156
                Loan fees and closing costs.....................        2,371
                Net proceeds....................................        1,453
                                                                     --------
                          Loan proceeds.........................    $ 122,580
                                                                     ========

     Repayment of other debt represents retirement of notes assumed from the Predecessor in connection with the Consolidation. In connection with the refinance, the Company wrote off $1.2 million of unamortized loan fees. The refinancing provided the Company with stabilized debt service costs and greater flexibility for future growth. Additionally, in 1994, the Company established two $50 million lines of credit under which the Company borrowed $42 million in 1994 to fund property acquisitions.

     In June and July 1995, the Company issued a total of 4.92 million additional shares of Class A Common Stock through a public offering. These shares were issued at $23.00 per share, providing net proceeds after offering costs of $106 million. Net proceeds were used to repay lines of credit and the remaining funds have been used to fund storage center acquisitions, development, and general corporate purposes.

     Prior to the stock offering, $96 million was outstanding on the Company's domestic lines of credit. This amount had been borrowed to meet interim acquisition and development requirements and repay the $4.3 million line of credit assumed in the Management Company Merger. All outstanding balances on the Company's domestic lines of credit were repaid on June 13, 1995. Subsequent to the offering, the Company invested the excess proceeds in real estate developments and borrowed an additional $11 million on its lines of credit. Additionally, during 1995, the Company borrowed $2.9 million under its European line of credit to fund development activity in Belgium.

     The Company borrowed $130.1 million during 1996 under its lines of credit, both domestic and foreign, to finance development and investment activity described above as well as general corporate purposes. In September 1996, the Company negotiated a two year, unsecured line of credit to borrow up to $175 million at a spread over LIBOR. The actual amount available under this line of credit and the spread vary based on the terms of the credit agreement. As of December 31, 1996, the amount available was $175 million (of which $133.4 million was outstanding) and the spread over LIBOR was 1.625%. On April 4, 1997, the spread over LIBOR was reduced to 1.25%. This line replaced both of the Company's $50 million domestic lines of credit. The available amount under this line of credit is capped at $175 million until July 1, 1997, at which time it decreases to $100 million. During 1996, the Company also obtained additional available credit under its European lines of credit bringing the total available to $12.1 million. Of the total available, the Company has borrowed approximately $7.6 million (approximately $4.7 million during 1996) to fund development and operating cash needs.

     In January and February, 1997, the Company issued 2.2 million shares of Class A Common Stock through a public offering. Net proceeds of $59.3 million were used to pay down its domestic line of credit.

SHORT-TERM AND LONG-TERM LIQUIDITY

     Cash balances remained stable from December 31, 1995 to December 31, 1996 as capital expenditures were funded primarily through the financing and equity transactions described above. The following table summarizes certain information regarding the Company's liquidity and capital resources:

                                                                      AT DECEMBER 31,
                                                       ---------------------------------------------
                                                            1996            1995           1994
                                                       ---------------  -------------  -------------
Debt (GAAP) to total assets (GAAP).................                34%            23%            34%
Total market capitalization(1).....................     $1,033 million   $769 million   $520 million
Debt (GAAP) to total market capitalization(1)......                26%            19%            32%
Weighted average interest rate.....................              7.68%          8.18%          8.16%
Available lines of credit..........................      $46.1 million    $92 million    $58 million

---------------
(1) Total market capitalization is based on the closing market price of the Class A Common Stock multiplied by the total number of outstanding shares of common stock, plus total debt.

     The Company's total debt at December 31, 1996 was $273 million, of which $132 million is fixed rate debt. A portion of the stock offering proceeds received in 1997 were used to repay $58.4 million of outstanding borrowings under the Company's revolving credit facility. The Company believes during 1997 that it will fully utilize all available borrowings under its domestic line of credit and as such anticipates refinancing this credit facility during 1997. Although the Company limits its use of variable rate debt, at times balances could be significant enough that fluctuations in interest rates may impact the Company's earnings. The Company believes that it will be able to minimize the impact of such rate fluctuations through the use of interest rate caps, refinancing or other strategies and that the Company will be able to raise sufficient debt or equity capital to fund its growth plan in 1997, make required principal payments and make distribution payments in accordance with REIT requirements. Cash provided by operating activities for the years ended December 31, 1996, 1995 and 1994 was $50 million, $46 million, and $29 million, respectively.

     In order to distribute accumulated earnings and profits related to the Management Company Merger, the Company accelerated its usual fourth quarter distribution and declared a special distribution in November 1995. See "--REIT Qualification and Distribution Requirements."

REIT QUALIFICATION AND DISTRIBUTION REQUIREMENTS

     As a REIT, the Company is not required to pay federal income tax on annual taxable income that it currently distributes to its shareholders, provided that the Company distributes an amount equal to at least 95% of its taxable income. Such distributions must be made in the taxable year to which they relate or in the following taxable year if declared before the REIT timely files its tax return for such years and is paid on or before the first regular distribution payment date after such declaration. The Company's first distribution in 1995 was partially applied towards its 1994 distribution requirement. Similarly, the Company's first distribution in 1997, was partially applied towards its 1996 distribution requirement.

     In connection with the Management Company Merger, the accumulated earnings and profits of the Management Company were carried over to the Company for tax purposes. In order to maintain its REIT qualification, the Company was required to distribute to its shareholders in 1995 an amount necessary to eliminate such accumulated earnings and profits. The Company did so through accelerating its normal quarterly distribution and a special distribution of $2.3 million. As a result of these additional distributions, approximately 14% of the 1995 distributions were return of capital for federal income tax purposes. None of the 1994 or 1996 distributions were returns of capital.

     As a REIT, the Company must derive at least 95% of its total gross income from specified classes of income related to real property, dividends, interest or certain gains from the sale or other disposition of stock or other securities. The Company's revenues from truck rentals, sales of locks and boxes and management services performed for owners of other properties do not qualify under this 95% gross income test. Such nonqualifying income was approximately 4.0% of gross revenue in 1996 and the Company estimates that it will meet the 95% test in 1997. The Company's acquisition of additional properties and development of new properties will tend to reduce the percentage of nonqualifying income, while additional management contracts and the sales of properties from the existing portfolio will tend to increase the percentage of nonqualifying income. There can be no assurance, however, that acquisitions and development activities will occur on such a scale or within such time periods that nonqualifying income will meet the 95% test for future years. Accordingly, the Company may be required to defer or reduce its income from its third-party management services to avoid terminating the Company's REIT qualification.

                           MANAGEMENT OF THE COMPANY

         NAME              AGE                POSITIONS AND OFFICES WITH THE COMPANY
-----------------------    ---     ------------------------------------------------------------
Charles K. Barbo.......    55      Chairman of the Board, President and Chief Executive Officer
Harrell L. Beck........    40      Director, Senior Vice President, Chief Financial Officer and
                                     Treasurer
Kristin H. Stred.......    38      Senior Vice President, Secretary and General Counsel
David K. Grant.........    43      Executive Vice President
Michael Rowe...........    40      Executive Vice President, Chief Operating Officer
Greenlaw Grupe, Jr.....    59      Director
Howard J. Johnson......    58      Director
Donald W. Lusk.........    69      Director
Wendell J. Smith.......    63      Director

     Charles K. Barbo has been involved as a principal in the real estate investment industry since 1969. Mr. Barbo is one of the co-founders of the Management Company, which was organized in 1972 to provide property management services for self storage facilities and other real estate and commercial ventures. Prior to the Management Company Merger, he served as Chairman of the Board and President of the Management Company. Upon the closing of the Management Company Merger, he was named Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Barbo is a graduate of the Owner/President Management Program of Harvard Business School, has a Bachelor of Arts degree in history from the University of Washington, and is a licensed real estate broker. He is an alumnus of the Young Presidents' Organization. Mr. Barbo is a director of Matthew G. Norton Co., Northwest Building Corp. and Asia-Europe-America's Bank, all of which are privately held.

     Harrell L. Beck has served as a director of the Company and as its Chief Financial Officer and Treasurer since July 1993. Prior to the closing of the Management Company Merger, Mr. Beck also served as the Company's President. He was named Senior Vice President of the Company upon the closing of the Management Company Merger. He joined the Management Company in April 1986 as its Eastern Regional Vice President and, in 1990, became its Chief Financial Officer and, in 1992, its Treasurer. Prior to joining the Management Company, Mr. Beck was a manager with Touche Ross & Co., where he was employed for approximately six years, during which time he provided services primarily to clients in the real estate and aerospace industries. Mr. Beck has a Bachelor of Arts degree in Business Administration from Washington State University and is a member of the American Institute of Certified Public Accountants.

     Kristin H. Stred has served as the Company's Secretary and General Counsel since July 1993. She was named Senior Vice President of the Company upon the closing of the Management Company Merger. Ms. Stred joined the Management Company in July 1992 and until the Management Company Merger served as its Secretary and General Counsel. She was previously an attorney with The Boeing Company from October 1991 to July 1992 and Assistant General Counsel with King Broadcasting Company from July 1987 to September 1991. Ms. Stred has a Bachelor of Arts degree with honors in general studies from Harvard University and a J.D. from Harvard Law School. She is a member of the Washington State Bar Association, is a former president of Washington Women Lawyers and is a former member of the Executive Committee of the Corporate Law Department Section of the Washington State Bar Association.

     David K. Grant has served as the Company's Executive Vice President and Director of Real Estate Investment since July 1993. In February 1996, Mr. Grant was transferred to Brussels, Belgium. He became Managing Director Benelux SCS effective January 1, 1996. Mr. Grant joined the Management Company in November 1985 as Director of Real Estate Investment and continued to serve in that capacity until the Management Company Merger. He also served as an Executive Vice President of the Management Company. Mr. Grant was previously a manager with Touche Ross & Co., where he was employed for approximately 10 years, during which time he provided financial consulting, accounting and auditing services primarily to clients in the real estate, construction and engineering industries. Mr. Grant has a Bachelor of Arts degree in Business Administration and a Bachelor of Science degree in Accounting, both from Washington State University.

     Michael Rowe has served as the Company's Executive Vice President and Director of Storage Operations since July 1993. Effective January 1, 1996, Mr. Rowe became the Company's Chief Operating Officer. Prior to the Management Company Merger, he served as Executive Vice President and Director of Storage Operations of the Management Company. Prior to his employment with the Management Company, he was employed with Touche Ross & Co., where he participated in independent audits of major real estate syndication, development and management companies in the Pacific Northwest. He became Controller of the Management Company in 1982 and Vice President and Treasurer in 1983. In 1987, Mr. Rowe was named Director of Storage Operations of the Management Company. Mr. Rowe has a Bachelor of Arts degree in Business Administration from Washington State University.

     Greenlaw Grupe, Jr. has served as a director of the Company since May 1996. In 1979, he founded The Grupe Company, which has developed 50 communities valued at $2 billion and which actively manages residential and commercial assets in eight states and is its Chairman and Chief Executive Officer. Mr. Grupe is a graduate of the University of California at Berkeley. He is a past president of the Urban Land Institute, the Stockton Chamber of Commerce, and the Golden Gate and Northern California Chapters of The Young Presidents' Organization, and is a current member of the Board of Regents of the University of the Pacific and of the Board of Directors of the California Chamber of Commerce. Mr. Grupe was an indirect general partner in three partnerships which, in 1994, along with 18 other partnerships, filed a prenegotiated uncontested filing under the U.S. Bankruptcy Code as part of a refinancing designed to enable a lender to be admitted to the partnerships while protecting certain tax advantages of the partnerships. All creditors of the partnerships involved in the refinancing were paid in full. Mr. Grupe is a director of The Grupe Company and some of its affiliates, all of which are privately held.

     Howard J. Johnson has served as a director of the Company since May 1996. Since 1965 he has been the Chairman of the Board, President and Chief Executive Officer of Howard Johnson & Company, an independent consulting and actuarial firm specializing in employee benefits and compensation. He has also served as the Chairman of the Board and President of Howard Johnson & Company (UK) Limited and Howard Johnson & Company (Europe) Limited since 1994. Mr. Johnson attended the University of Washington. Mr. Johnson is a director of Smith Barney Fundamental Value Fund, Inc. and Northwestern Trust and Investor Advisory Company.

     Donald W. Lusk has served as a director of the Company since March 1994. Since October 26, 1995, Mr. Lusk has served as the Lead Outside Director of the Company. He is the President of Lusk Consulting Group, which is engaged in general management consulting as well as the formation and delivery of management development programs in the United States and Canada. From 1974 to 1991, Mr. Lusk was Regional Managing Partner of Management Action Programs in the Pacific Northwest. Mr. Lusk has a Bachelor of Arts degree from Pomona College. He currently serves as a director of G.T. Development Corporation and Savolite Corporation. He has previously served as a director of Robert E. Bayley Construction Company, Management Action Programs, Inc., The Bekins Company, California Pacific National Bank, I.C.X. Corporation, Laguna Manufacturing Company, Ormand Industries and Pacific United Services Corporation, and was Chairman of the School of Business and Economics Advisory Board of Seattle Pacific University.

     Wendell J. Smith has served as a director of the Company since March 1994. Mr. Smith is a director of Franchise Finance Corporation of America and PGA Tour Properties. He has previously served on the Western and National Advisory Boards for Federal National Mortgage Association and the Advisory Board of the Center for Real Estate Research at the University of California. He retired in 1991 from the State of California Public Employees Retirement System ("Calpers") after 27 years. Calpers invested over $8 billion in real estate and mortgages. In 1991, Mr. Smith established W.J.S. & Associates, which provides advisory and consulting services for pension funds and pension fund advisors.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. The following statements relating to the Notes and the Indenture are summaries of provisions contained therein and do not purport to be complete. Such statements are qualified by reference to the provisions of the Notes and the Indenture, including the definitions therein of certain terms. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the accompanying Prospectus.

     The 2004 Notes and the 2007 Notes constitute separate series of securities (which are more fully described in the accompanying Prospectus), each to be
issued pursuant to an indenture dated as of April   , 1997 (the "Indenture")
between the Company and LaSalle National Bank, as trustee (the "Trustee"). The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the TIA for a statement thereof.

GENERAL

     The 2004 Notes will be limited in aggregate principal amount to $50,000,000 and the 2007 Notes will be limited in aggregate principal amount to $50,000,000. The Notes will be direct, senior unsecured obligations of the Company and will rank equally with all other senior unsecured indebtedness of the Company from time to time outstanding. The Notes will be subordinated to the secured debt of the Company and will be structurally subordinated to the secured and unsecured indebtedness and other liabilities of its Subsidiaries (as defined herein) and its joint ventures. As of February 28, 1997, the Company's secured debt aggregated approximately $9.2 million, the secured debt of its Subsidiaries aggregated approximately $124.0 million, the unsecured indebtedness and other liabilities of its Subsidiaries aggregated approximately $18.9 million, and the Company's unsecured indebtedness and other liabilities aggregated approximately $106.0 million (approximately $116.5 million on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom). The Company also holds direct and indirect equity interests in other entities and joint ventures that are not Subsidiaries of the Company. As of February 28, 1997, these entities and joint ventures had an aggregate of $13.8 million of indebtedness and other liabilities. The Notes are effectively subordinated to this indebtedness in respect of the Company's direct or indirect equity interest in such entities and joint ventures. See "Use of Proceeds" and "Capitalization." Subject to certain limitations set forth in the Indenture and as described below under "-- Additional Covenants of the Company," the Indenture will permit the Company and its Subsidiaries to incur additional secured and unsecured indebtedness.

     The Notes will be issued only in fully registered book-entry form without coupons, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under "-- Book Entry System."

     Reference is made to the section titled "Description of Debt
Securities -- Certain Covenants" in the accompanying Prospectus and
"-- Additional Covenants of the Company" below for a description of the covenants applicable to the Notes. Compliance with such covenants generally may not be waived by the Trustee unless the holders of a majority in principal amount of each series of outstanding Notes consent to such waiver with respect to such series; provided, however, that the defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt
Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Notes.

     Except as described under "Description of Debt Securities -- Merger, Consolidation or Sale of Assets" in the accompanying Prospectus or "-- Additional Covenants of the Company" below, the Indenture does not contain any other provisions that would afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Company, the management of the Company or any affiliate of any of them, (ii) a change in control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under "Description of Debt Securities -- Merger, Consolidation or Sale of Assets" in the accompanying Prospectus, the Company may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Company with another entity that would increase the amount of the Company's indebtedness or substantially reduce or eliminate the Company's assets, which may have an adverse effect on the Company's ability to service its indebtedness, including the Notes.

     The Company has no present intention of engaging in a highly leveraged or similar transaction. In addition, certain restrictions on ownership and transfers of the Company's capital stock designed to preserve its status as a REIT may act to prevent or hinder any such transaction or change in control.

INTEREST AND MATURITY

     The 2004 Notes will mature on April 30, 2004 and the 2007 Notes will mature on April 30, 2007 (each, a "Maturity Date"). The Notes are not subject to any sinking fund provisions. The Notes are subject to redemption at the Company's option. See "-- Optional Redemption."

     The 2004 Notes and the 2007 Notes will bear interest at the rates set forth on the cover page of this Prospectus Supplement from the date of issuance or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semiannually in arrears on each April 30 and October 31, commencing October 31, 1997 (each, an "Interest Payment Date"), and on the applicable Maturity Date, to the persons (the "Holders") in whose names the Notes are registered in the security register applicable to the Notes at the close of business on the date 15 calendar days prior to such payment day regardless of whether such day is a Business Day (as defined below). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or a Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or such Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in New York, New York are open for business.

ADDITIONAL COVENANTS OF THE COMPANY

     Reference is made to the section titled "Description of Debt Securities" in the accompanying Prospectus for a description of the covenants applicable to the Notes. In addition to the foregoing, the following covenants of the Company will apply to the Notes for the benefit of the Holders:

     Limitation on Incurrence of Total Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt (as defined below), if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (i) the Company's Total Assets as of the end of the fiscal quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not required under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter, including, without limitation, any increase in Total Assets caused by the incurrence of such additional Debt (such increase together with the Company's Total Assets is referred to as the "Adjusted Total Assets").

     Limitation on Incurrence of Secured Debt. The Company will not, and will not permit any Subsidiary to, incur any Secured Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the Company's Adjusted Total Assets.

     Debt Service Coverage. The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual

Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than
1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt since the first day of such four-quarter period, had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period) and (ii) in the case of any increase or decrease in Total Assets, or any other acquisition or disposition by the Company or any Subsidiary of any asset or group of assets, since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease or other acquisition or disposition had occurred at the beginning of such period with the appropriate adjustments to net income and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation. For purposes of the adjustments referred to in clause (ii) of the preceding sentence, any income earned (or loss incurred) as a result of any such increase, decrease or other acquisition or disposition referred to in clause
(ii) for a period less than such four-quarter period shall be annualized for such four-quarter period.

     Maintenance of Total Unencumbered Assets. The Company will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries.

     As used herein:

     "Annual Debt Service Charge" as of any date means the amount which is expended in any 12-month period for interest on Debt of the Company and its Subsidiaries.

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined below) plus amounts which have been deducted in determining Consolidated Net Income during such period for (i) Consolidated Interest Expense (as defined below), (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) increases in deferred taxes and other noncash charges, (vi) charges resulting from a change in accounting principles, and (vii) charges for early extinguishment of debt, and less amounts which have been added in determining Consolidated Net Income during such period for (a) provisions for gains from sales or joint ventures and (b) decreases in deferred taxes and other noncash items.

     "Consolidated Interest Expense" for any period, and without duplication, means all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of Debt and the amortization of any such debt issuance costs that are capitalized, all determined in accordance with GAAP.

     "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Debt" means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary, (iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, or (iv) any lease of property by the Company or any Subsidiary as lessee that is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as liabilities on the Company's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     "Intercompany Debt" means indebtedness owed by the Company or any Subsidiary solely to the Company or any Subsidiary.

     "Secured Debt" means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.

     "Senior Executive Group" means, collectively, those individuals holding the offices of Chairman, President, Chief Executive Officer, Chief Operating Officer or any Senior Vice President or Executive Vice President of the Company.

     "Subsidiary" means (i) any corporation, partnership, joint venture, limited liability company or other entity the majority of the shares of the nonvoting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company, and the majority of the shares of the voting capital stock or other equivalent ownership of which (except for disqualifying shares) are at the time directly or indirectly owned by the Company, any Subsidiary and/or one or more individuals of the Senior Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representative(s)), or such individuals' successors in office as an officer of the Company, and (ii) any other entity the accounts of which are consolidated with the accounts of the Company.

     "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets (as defined below) and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Total Unencumbered Assets" means Total Assets minus the value of any properties of the Company and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest or other encumbrance of any kind, including the value of any stock of any Subsidiary that is so encumbered. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock as aforesaid.

     "Undepreciated Real Estate Assets" as of any date means the amount of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

     "Unsecured Debt" means Debt of the Company or any Subsidiary that is not Secured Debt.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a redemption price equal to the sum of
(i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Notes (the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

     Notice of any redemption of any Notes will be given to Holders at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption.

The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

     If less than all the Notes are to be redeemed, the Company will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part.

     As used herein:

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made to the date of redemption or accelerated payment over (ii) the aggregate principal amount of the Notes being redeemed or paid.

     "Reinvestment Rate" means .25% plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release (as defined below) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded U.S. government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonable comparable index which shall be designated by the Company.

BOOK-ENTRY SYSTEM

     The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and transfers of interests in the Global Notes. Upon issuance, each series of Notes will only be issued in the form of a Global Note which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for Notes in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole by (i) DTC to a nominee of DTC, (ii) a nominee of DTC to DTC or another nominee of DTC or (iii) DTC or any such nominee to a successor of DTC or a nominee of such successor.

     Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC for such Global Note ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Notes represented by such Global Note beneficially owned by such participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants) (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Notes.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of such Notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments on interests represented by a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership of interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of a Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If DTC is at any time unwilling or unable to continue as depository for the Notes and the Company fails to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, the Company will issue the Notes in definitive form in exchange for the respective Global Notes. Any Notes issued in definitive form in exchange for the Global Notes will be registered in such name or names, and will be issued in denominations of $1,000 and such integral multiples thereof, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Notes.

     DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. The Company expects that secondary trading in the certificated securities, if any, will also be settled in immediately available funds. There can be no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following general discussion summarizes certain of the material U.S. federal income tax aspects of the acquisition, ownership and disposition of the Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the Notes by a prospective investor in light of such investor's personal circumstances.

     This discussion is limited to the U.S. federal income tax consequences relevant to an initial beneficial owner purchasing Notes pursuant to the Offering at the "issue price" (as defined below), and, except as otherwise described herein, who is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")), of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or therein, or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of its source (together, a "U.S. Holder"). Except as expressly described herein, this discussion does not address the tax consequences to a Holder that is not a U.S. Holder (a "Foreign Holder"). This discussion also does not address the U.S. federal income tax consequences of ownership of Notes not held as capital assets within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrift institutions, insurance companies or other financial institutions, persons that hold the Notes or the Class A Common Stock or Class B common stock as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. Moreover, the effect of any applicable state, local or foreign tax law is not discussed. ACCORDINGLY, EACH PERSON CONSIDERING THE PURCHASE OF A NOTE IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO ITS PARTICULAR SITUATIONS.

     This discussion is based on the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

PAYMENTS OF STATED INTEREST

     The stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income either at the time it accrues or is received, depending on such U.S. Holder's method of accounting for federal income tax purposes.

TAX BASIS

     A U.S. Holder's initial tax basis in a Note will be equal to the purchase price paid by such U.S. Holder for such Note.

SALE OR REDEMPTION

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a Note will be a taxable event for federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition (other than in respect of accrued and unpaid interest thereon) and
(ii) the U.S. Holder's adjusted tax basis therein. Such gain or loss generally should be capital gain or loss and will be long-term capital gain or loss if the Note had been held by the U.S. Holder for more than one year at the time of such sale, exchange, redemption or other disposition.

BACK-UP WITHHOLDING

     A U.S. Holder of Notes may be subject to "back-up withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments and, under certain circumstances, principal payments on the Notes. These back-up withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest properly, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to back-up withholding. A U.S. Holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Any amount withheld from a payment to a U.S. Holder under the back-up withholding rules is creditable against the U.S. Holder's federal income tax liability, provided the required information is furnished to the IRS. Back-up withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemption from back-up withholding is properly established.

     The Company will report to the U.S. Holders of Notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

CERTAIN U.S. TAX CONSEQUENCES TO FOREIGN HOLDERS

     General. The following is a general discussion of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of the Notes by a Foreign Holder. This discussion does not address tax consequences arising under the laws of any foreign, state or local jurisdiction. The tax treatment of Foreign Holders of the Notes may vary depending on their particular situations. Certain Foreign Holders (including insurance companies, tax-exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors who are Foreign Holders are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     Interest on Notes. Interest paid by the Company to a Foreign Holder will not be subject to U.S. federal income or withholding tax if (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Foreign Holder, (ii) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (iii) the Foreign Holder is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, and (iv) the Foreign Holder provides a statement to the last United States payor in the chain of payment prior to payment to the Foreign Holder (the "Withholding Agent") containing the name and address of the Foreign Holder and certifying to the Withholding Agent, under penalties of perjury, that the Foreign Holder is not a U.S. person. The statement referred to in clause (iv) above may be made on a U.S. Treasury Form W-8 (or suitable substitute form) and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), the financial institution must (a) provide a statement to the Withholding Agent, signed under penalties of perjury, that such a Form W-8 (or suitable substitute form) has been received from the Foreign Holder by it or by another financial institution between it and the Foreign Holder and (b) furnish the payor with a copy thereof.

     Gain on Disposition of Notes. Assuming, as described below, that the Company is a domestically controlled REIT, a Foreign Holder generally will not be subject to U.S. federal income tax on any gain recognized on a disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States of the Foreign Holder and, if a tax treaty applies, attributable to a permanent establishment maintained by the Foreign Holder or (ii) the Foreign Holder is an individual who holds the Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. If the individual Foreign Holder falls under clause (ii) above, he or she will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). If a Foreign Holder that is a foreign corporation falls under clause (i) above, it will be taxed on its gain under regular graduated U.S. federal income tax rates and will, under certain circumstances be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A REIT will be treated as a "domestically controlled REIT" if at all times during a specified testing period less than 50% in value of the REIT's stock was held directly or indirectly by foreign persons. The Company believes that it is currently a domestically controlled REIT; however, such status depends upon the ownership of the Company's freely transferable stock and, therefore, there can be no assurance that the Company is or will continue to be a domestically controlled REIT. Even if the Company were not a domestically controlled REIT, however, a Foreign Holder would not be subject to tax or withholding with respect to a sale or other disposition of a Note if the Company's Class A Common Stock is regularly traded on an established securities market ("regularly traded") during the calendar year in which such sale or other disposition of the Note occurs, provided that such Foreign Holder owns (actually and constructively under certain constructive ownership rules) less than 5% of the Company's stock during an applicable look-back period. The Company believes that its Class A Common Stock will continue to be regularly traded.

     Federal Estate Taxes. If interest on the Notes is exempt from withholding of U.S. federal income tax under the rules described above, the Notes will not be included in the estate of a deceased nonresident alien individual holder for U.S. federal estate tax purposes. Foreign Holders are urged to consult their tax advisors concerning the potential applicability of these provisions.

     Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each Foreign Holder the amount of interest paid to such Foreign Holder and the amount of any tax withheld. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such interest may also be made available to the tax authorities of the country in which the Foreign Holder resides under the provisions of an applicable income tax treaty.

     In the case of payments of interest to Foreign Holders, temporary U.S. Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither the Company nor its Withholding Agent has actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied. Under temporary U.S. Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Foreign Holder on the disposition of the Notes by or through a U.S. office of a U.S. or foreign broker, unless the Foreign Holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the Foreign Holder otherwise establishes an exemption. The information reporting requirement, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a U.S. broker or foreign brokers with certain types of relationships to the U.S. unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Under proposed U.S. Treasury regulations, backup withholding may apply to any payments which such broker is required to report if such broker has actual knowledge that the payee is a U.S. person.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Foreign Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. The IRS has recently issued proposed regulations which, if adopted in their present form, would modify some of the reporting and disclosure requirements described above.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the purchase agreement (the "Underwriting Agreement"), the Company has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), BancAmerica Securities, Inc. and J.P. Morgan Securities Inc. (collectively the "Underwriters"), and the Underwriters have severally agreed to purchase, the respective principal amount of Notes set forth opposite their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                           PRINCIPAL AMOUNT     PRINCIPAL AMOUNT
                               UNDERWRITERS                 OF 2004 NOTES        OF 2007 NOTES
    -----------------------------------------------------  ----------------     ----------------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated............................    $                    $
    BancAmerica Securities, Inc..........................
    J.P. Morgan Securities Inc...........................
                                                              -----------          -----------
                 Total...................................    $ 50,000,000         $ 50,000,000
                                                              ===========          ===========

     The Underwriters have advised the Company that they propose initially to offer each series of Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such
10-year price less a concession not in excess of      % (in the case of the 2004
Notes) and      % (in the case of the 2007 Notes) of the principal amount
thereof. The Underwriters may allow, and such dealers may reallow, a discount
not in excess of      % of the principal amount thereof on sales to certain
other dealers. After the initial public offering of the Notes, the public offering price, concession and discount may be changed.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Each series of Notes is a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on a national securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes as permitted by applicable laws and regulation, but the Underwriters are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     Until the distribution of the Notes is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Notes. As an exemption to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

     If the Underwriters create a short position in the Notes in connection with the Offering, i.e., they sell more Notes than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Notes in the open market. The Underwriters may also impose a penalty bid on selling group members. This means that if the Underwriters purchase Notes in the open market to reduce the Underwriters short position or to stabilize the price of the Notes, they may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes.

In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced, will not be discounted without notice.

     Certain of the Underwriters from time to time have provided investment banking and financial advisory services to the Company. Merrill Lynch acted as representative of various underwriters in connection with a public offering of the Company's Class A Stock in 1995 and is acting as representative of various underwriters in connection with the Series B Offering. An affiliate of BancAmerica Securities, Inc., is a lender under the Company's revolving credit facility. A portion of the net proceeds from the Offering and the Series B Offering will be used to pay down indebtedness under the credit facility, which had an outstanding balance at April 4, 1997 of $90.7 million.

                                 LEGAL MATTERS

     The validity of the Notes to be issued in connection with the Offering will be passed upon for the Company by Perkins Coie, Seattle, Washington. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Latham & Watkins, Costa Mesa, California.

PROSPECTUS

                         SHURGARD STORAGE CENTERS, INC.
                                  $300,000,000
               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

     Shurgard Storage Centers, Inc. (the "Company") may from time to time offer in one or more series (a) its debt securities (the "Debt Securities"), (b) shares of its preferred stock, par value $.001 per share (the "Preferred Stock"), or (c) shares of its Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), with an aggregate public offering price of up to $300,000,000 on terms to be determined at the time of offering. The Debt Securities, the Preferred Stock and the Class A Common Stock (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (a) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the Company's option or repayment at the holder's option, terms for sinking fund payments, terms for conversion into Preferred Stock or Class A Common Stock, covenants and any initial public offering price; (b) in the case of Preferred Stock, the specific designation and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (c) in the case of Class A Common Stock, any initial public offering price. In addition, such specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Capital Stock; Excess Stock."

     The applicable Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMPANY.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
 HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
                  MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

               The date of this Prospectus is February 20, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement on Form S-3 (of which this Prospectus is a part) (the "Registration Statement"), the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission. In addition, the Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") and such reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the Commission's rules and regulations. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          a. Annual Report on Form 10-K for the year ended December 31, 1995;

          b. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996;

          c. Current Reports on Form 8-K dated November 14, 1996 and January 16, 1997;

          d. Description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A, dated April 26, 1995, as amended; and

          e. Description of Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A, dated April 26, 1995, as amended.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to Investor Relations at the Company, 1201 Third Avenue, Suite 2200, Seattle, Washington, 98101 (telephone number: (206) 624-8100).

                                  RISK FACTORS

     An investment in the Company involves various risks. In evaluating an investment, investors should consider the following factors, in addition to other matters set forth or incorporated in this Prospectus and any accompanying Prospectus Supplement.

GENERAL REAL ESTATE INVESTMENT RISKS

     General Risks Relating to Real Estate Ownership and Operation of Self Storage Centers. An investment in the Company is subject to the risks incident to the ownership of real estate-related assets and the operation of self storage centers. These risks include the fact that real estate investments are generally illiquid, which may impact the Company's ability to vary its portfolio in response to changes in economic and other conditions, as well as the risks normally associated with changes in market rental rates, the impact of environmental protection laws, and changes in tax, real estate and zoning laws.

     Risks of Real Estate Development and Acquisitions. The Company may invest new capital or reinvest sale or refinancing proceeds to develop properties or to acquire existing properties. Real estate development involves risks in addition to those involved in the ownership and operation of established properties, including the risks that construction may not be completed on schedule, resulting in increased construction and other costs, and that properties may not be leased on profitable terms or in accordance with scheduled lease-up plans. In addition, to develop properties, the Company must engage appropriate contractors or subcontractors or both to construct the properties, and problems may arise in connection with such engagements, thereby increasing the cost of the construction and resulting in delays in completion. Real estate acquisitions entail risks that acquired properties may not perform in accordance with management's expectations, including projected occupancy and rental rates, and that the Company may have overpaid for acquisitions. Furthermore, the Company may have underestimated the cost of improvements required to bring an acquired property up to standards established for the market position intended for that property. If any of the above were to occur to a material extent, the Company's ability to meet debt service obligations and to make expected distributions to stockholders would be adversely affected. The Company's ability to develop and acquire properties depends on its ability to obtain equity or debt financing. The issuance of additional capital stock to obtain financing to develop and acquire properties could result in a dilution of ownership for the existing stockholders. In addition, if cash flows generated from the investment of the net proceeds of such offering in properties or otherwise are less than the distributions payable to such new stockholders, the Company's ability to meet debt service obligations and to make expected distributions to all stockholders may be adversely affected. If any property fails to perform as expected or if any property owned by the Company requires significant unanticipated capital improvements, cash flow would be adversely affected.

     Investments in Other Commercial Real Estate. Although the Company invests primarily in self storage properties, it may also invest in other commercial real estate if such investments are specifically approved by the Company's Board of Directors. The Company has no present plans to make any such investments. The authority of the Board of Directors to make such investments permits the Company flexibility in selecting appropriate investments and in adjusting to changes in the marketplace, without requiring amendments to the Company's Amended Bylaws (the "Bylaws") or specific stockholder approval. Investments in other forms of real estate, if they were to occur, will be subject to the risks unique to such investments and, in particular, the Company must ensure that such investments are managed by persons having the experience and expertise necessary for the effective management and operation of those investments. Unfamiliarity with local laws, procedures and practices, or in the operation of such other investments, might adversely affect the Company's funds from operations and its ability to meet debt service obligations and to make expected distributions to stockholders.

     Indirect Investments. The Company has invested and may continue to invest in real estate by making participating mortgages or acquiring equity interests in partnerships, joint ventures or other legal entities that in turn have invested in real estate constituting appropriate investments for the Company. Under the Bylaws, a number of conditions must be satisfied before the Company is permitted to make these indirect investments, including, among others, the requirement that the joint investment not jeopardize the Company's eligibility to be taxed as a REIT or result in the Company's becoming an investment company under the Investment Company Act of 1940, as amended. These investments expose the Company to certain risks not present had the Company invested directly in the real estate, including, among others, the risk that the Company may not have control over the legal entity that has title to the real estate, the possibility that the Company may invest in an enterprise that has liabilities that are not disclosed at the time of the investment and the possibility that the Company's investments would be illiquid and not readily accepted as collateral by the Company's lenders. Each of these risks might reduce the Company's cash flow or impair its ability to borrow funds, which ultimately could adversely affect the Company's ability to meet debt service obligations and make expected distributions to stockholders.

     Limited Asset Diversification. The Company limits its investments primarily to self storage and related businesses. The success of an investment in the Company will depend in large measure on the profitability of such businesses and real estate investments. The Company is not expected to have substantial interests in other real estate investments to hedge against the risk that national trends might adversely affect the profitability of self storage and related businesses.

     Competition. Competition exists in every market in which the Company's stores are located. The Company competes with, among others, national, regional and numerous local self storage operators and developers. Such competition has adversely affected the occupancy levels and the rental revenues of the Company's self storage properties in specific markets. If competition adversely affects occupancy levels and rental revenues in a significant number of the Company's markets, it would adversely affect the Company's cash flow from operations and its ability to meet debt service obligations and make expected distributions to stockholders. The Company believes that the primary competition for potential customers of any of the Company's self storage stores comes from other self storage properties within a three-to-five-mile radius of that store. The Company does not seek to be the lowest-price self storage provider. Entry into the self storage business through acquisition of existing properties is relatively easy for persons or institutions with the required initial capital. Some of the Company's competitors may have more resources than the Company. Competition may be accelerated by any increase in availability of funds for investment in real estate. Decreases in interest rates tend to increase the availability of funds and therefore can increase competition. The extent to which the Company is affected by competition will depend in significant part on local market conditions.

     Possible Liability Relating to Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws may impose liability without regard to whether the owner or operator knew of, or caused, the release of such hazardous substances. The Company obtains such environmental assessment reports on the properties it owns and the properties it operates as it deems appropriate. While the reports obtained by the Company have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on its financial condition or results of operations, no assurance can be given that any environmental assessments undertaken by the Company have revealed all potential environmental liabilities. The presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially adversely affect the owner's ability to use or sell such property or to borrow using such property as collateral, and may cause the owner or operator of the property to incur substantial remediation or compliance costs. In addition to claims for cleanup or compliance costs, the presence of hazardous substances on a property or the release of hazardous substances from such property could result in the owner or operator incurring substantial liabilities as a result of a claim by a private party for personal injury, by an adjacent property owner for property damage or by a governmental entity for other damages. Such liability may be imposed under environmental laws or common-law principles. Although the Company has not received any notice of potential liability for any environmental remediation or associated damages or environmental compliance costs, and is not currently aware of any material environmental claims against it, no assurance can be given that no such claim will be asserted against the Company. In addition, no assurance can be given that any prior owner or operator of the properties did not create any material environmental condition not known to the Company, or that an environmental contamination, noncompliance or other condition does not otherwise exist as to any one or more of the properties that could have a material adverse effect on the Company's financial condition or results of operations. Furthermore, no assurance can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability, (ii) the current environmental conditions of the Company's owned or managed properties will not be affected by the condition of properties in the vicinity of such properties (such as the presence of leaking underground storage tanks) or by the actions of third parties unrelated to the Company, or (iii) tenants will not violate their leases by introducing hazardous or toxic substances into the Company's owned or managed properties that could expose the Company to liability under federal or state environmental laws. The cost of defending such claims, conducting such environmental remediation or responding to such changed condition could materially adversely affect the Company's financial condition and results of operations.

     Cost of Compliance With Americans With Disabilities Act and Fire and Safety Regulations. All of the Company's properties are required to comply with the Americans With Disabilities Act, and the regulations, rules and orders that may be issued thereunder (the "ADA"). The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to persons with disabilities. Compliance with ADA requirements might require, among other things, removal of access barriers and noncompliance could result in the imposition of fines by the U.S. government, or an award of damages to private litigants. In addition, the Company is required to operate its properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to the Company's properties. Compliance with such requirements may require the Company to make substantial capital expenditures, which expenditures would reduce cash otherwise available for distribution to stockholders.

     Property Taxes. Each of the Company's properties is subject to real property taxes. The real property taxes on these properties and any other properties that the Company develops or acquires in the future may increase as property tax rates change and as such properties are assessed or reassessed by tax authorities.

     Potential Underinsured Losses. The Company maintains title insurance on all of its properties. The Company uses its discretion in determining amounts, coverage limits and deductibility provisions of title, casualty and other insurance, based on appraisals and the purchase price paid by the Company for such property, in each case with a view to obtaining appropriate insurance coverage on the Company's properties at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a loss would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

RISKS RELATING TO QUALIFICATION AND OPERATION AS A REIT

     Failure to Remain Qualified as a REIT. The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1994. So long as the Company meets the requirements under the Code for qualification as a REIT each year, the Company will be entitled to a deduction when calculating its taxable income for dividends paid to its stockholders. For the Company to qualify as a REIT, however, certain detailed technical requirements must be met (including certain income, asset and stock ownership tests) under Code provisions for which, in many cases, there are only limited judicial and administration interpretations. In addition, the determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT, and no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Although the Company believes that it is organized so as to qualify as a REIT under the Code, and that it has operated and will continue to operate in such a manner to so qualify as a REIT, the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in the Company's circumstances preclude any assurance that the Company will so qualify in any year. For any taxable year that the Company fails to qualify as a REIT, it would not be entitled to a deduction for dividends paid to its stockholders in calculating its taxable income. Consequently, the net assets of the Company and distributions to stockholders would be substantially reduced because of the Company's increased tax liability. Furthermore, to the extent that distributions had been made in anticipation of the Company's qualification as a REIT, the Company might be required to borrow additional funds or to liquidate certain of its investments in order to pay the applicable tax. Should the Company's qualification as a REIT terminate, the Company may not be able to elect to be treated as a REIT for the four taxable years following the year during which the qualification was lost. See "Certain Federal Income Tax Considerations -- Failure of the Company to Qualify as a REIT" in this Prospectus.

     Effect of Distribution Requirements. To maintain its status as a REIT for federal income tax purposes, the Company generally is required each year to distribute to its stockholders at least 95% of its taxable income. In addition, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for such calendar year, 95% of its capital gain net income for the calendar year and any amount of such income that was not distributed in prior years. The Company may be required, under certain circumstances, to accrue as income for tax purposes interest, rent and other items treated as earned for tax purposes but not yet received. In addition, the Company may not be able to deduct currently as expenses for tax purposes certain items that actually have been paid. It is also possible that the Company could realize income, such as income from cancellation of indebtedness, that is not accompanied by cash proceeds. In any such event, the Company could have taxable income in excess of cash available for distribution. In such circumstances, the Company could be required to borrow money or liquidate investments on unfavorable terms in order to meet the distribution requirement applicable to a REIT. See "Certain Federal Income Tax Considerations -- Overview of REIT Qualification Rules -- Annual Distribution Requirements" in this Prospectus.

     Changes in Tax Laws Which Could Affect REITs. Income tax treatment of REITs may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the federal income tax consequences of such qualification. While any such legislation may contain transitional rules that would reduce their impact on the Company, it is impossible to predict whether or in what form such legislation may be enacted in the future.

OTHER GENERAL RISKS

     Effect of Market Interest Rates on Price of Debt Securities, Preferred Stock and Common Stock. One of the factors that would influence the price of the Debt Securities, Preferred Stock and Common Stock in public trading markets is the annual yield from interest payments, Preferred Stock dividends or Common Stock distributions by the Company on the price paid for the Debt Securities, Preferred Stock or Common Stock, respectively, as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the Debt Securities, Preferred Stock and Common Stock.

     Debt Financing. The Company is subject to risks normally associated with debt financing, including the risk that the Company's net cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the properties will not be able to be refinanced and the risk that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

     International Operations. The Company invests in operations outside the United States. The Company either faces or may face certain risks inherent in international business operations, including currency risks, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, difficulties in staffing and managing international operations, potentially adverse tax burdens, obstacles to the repatriation of earnings and cash, and the burdens of complying with different permitting standards and a wide variety of foreign laws. Each of these risks might impact the Company's cash flow or impair its ability to borrow funds, which ultimately could adversely affect the Company's ability to meet debt service obligations and make expected distributions to stockholders.

                                  THE COMPANY

     Shurgard Storage Centers, Inc. is a fully integrated, self-administered and self-managed REIT that develops, acquires, owns and manages self storage centers. The Company is one of the three largest operators of self storage centers in the United States and through its predecessors has been in the self storage business since 1972. The Company's strategy is to be the national leader in storage products and services by offering high-quality, conveniently located and secure self storage and a high level of customer service. This strategy enables the Company to position itself as a premium-priced storage provider in its target markets. The Company seeks to own and operate self storage centers that are located in major metropolitan areas along retail and high-traffic corridors.

     The Company's growth strategies are designed to maximize stockholder value by increasing funds from operations through (a) internal growth through increases in revenues and operating efficiencies at its existing stores and (b) external growth through the development of new self storage properties and the acquisition of additional self storage properties. The Company believes that the experience of its management team in operating, developing and acquiring self storage properties and its access to capital markets strongly contribute to its ability to execute these strategies. The Company expects to fund future development and acquisitions through the incurrence of additional indebtedness, future offerings of equity securities and retained cash flow.

     As of September 30, 1996, the Company owned and operated, directly and through its subsidiaries and joint ventures, 230 self storage properties, containing approximately 14.7 million net rentable square feet, which are located in over 22 major metropolitan areas in 19 states and Europe. In addition, the Company owns two business parks and one commercial building. The Company also manages, under the "Shurgard" name, 37 self storage centers and one business park, containing approximately 1.9 million net rentable square feet. For the nine months ended September 30, 1996, the self storage centers owned by the Company had a weighted average net rentable square foot occupancy rate of approximately 87% and a weighted average annual rent per net rentable square foot of $9.14.

     The Company employed approximately 700 persons as of December 31, 1996, and is headquartered in Seattle, Washington, with regional offices in Phoenix, Arizona; Chicago, Illinois; Atlanta, Georgia; and Bellevue, Washington. The Company is a Delaware corporation incorporated on July 23, 1993. The Company began operations as a REIT through the consolidation on March 1, 1994 of 17 publicly held real estate limited partnerships (the "Consolidation"). The Company's executive offices are located at 1201 Third Avenue, Suite 2200, Seattle, Washington 98101, and its telephone number is (206) 624-8100.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which will include the development and acquisition of additional properties and other acquisition transactions, the expansion and improvement of certain properties in the Company's portfolio, and the repayment of indebtedness.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth ratios of earnings to fixed charges for the periods shown. The ratios shown for the years ended December 31, 1994, 1995 and 1996 are for the Company. Ratios shown for the years ended December 31, 1992 and 1993 are derived from combined historical financial information of the 17 publicly held real estate limited partnerships that were included in the Consolidation ("Predecessor").

            YEAR ENDED DECEMBER 31,
-----------------------------------------------
   PREDECESSOR                COMPANY
-----------------    --------------------------
 1992       1993      1994      1995      1996
-------    ------    ------    ------    ------
10.23x      8.80x     2.95x     3.00x     2.79x

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income before extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are the same as the ratios presented above.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be direct obligations of the Company, which may be secured or unsecured, and which may be senior or subordinated indebtedness of the Company. The Debt Securities may be issued under one or more indentures, each dated as of a date before the issuance of the Debt Securities to which it relates and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. Each such indenture (collectively, the "Indenture") will be entered into between the Company and a trustee (the "Trustee"), which may be the same Trustee. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of the anticipated material provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

TERMS

     The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in such Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company's Board of Directors or as set forth in the applicable Indenture or one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. If two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

          (1) the title of such Debt Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Class A Common Stock or Preferred Stock or the method by which any such portion shall be determined;

          (4) if convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and conversion period and, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Class A Common Stock or the Preferred Stock into which such Debt Securities are convertible;

          (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates upon which any such interest will be payable, the record dates for payment of such interest, or the method by which any such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

          (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

          (9) the period or periods, if any, within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the Company's option, if the Company is to have such option;

          (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency or currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) whether such Debt Securities will be issued in certificated and/or book-entry form, and, if in book entry form, the identity of the depositary for such Debt Securities and the terms of the depositary arrangement;

          (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (15) the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

          (16) any deletions from, modifications of or additions to the events of default or covenants of the Company, to the extent different from those described herein or in the applicable Indenture with respect to such Debt Securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any such Debt Securities due and payable;

          (17) whether and under what circumstances the Company will pay any Additional Amounts, as contemplated in the applicable Indenture, on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          (18) the subordination provisions, if any, relating to such Debt Securities;

          (19) the provisions, if any, relating to any security provided for such Debt Securities; and

          (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as may be set forth in any Prospectus Supplement, the Indenture will not contain any provisions that would limit the Company's ability to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Common Stock (defined below) and Preferred Stock are, however, designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Capital Stock; Excess Stock." In addition, the Company's Restated Bylaws provide that, subject to certain exceptions, the Company may not incur debt if, after giving effect to such borrowing, its indebtedness for borrowed funds would exceed 50% of its total assets (as defined in the Bylaws) or 300% of its adjusted net worth (as defined in the Bylaws). Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Unless otherwise described in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the applicable Trustee's corporate trust office, the address of which will be set forth in the applicable Prospectus Supplement; provided, however, that, at the Company's option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder of such Debt Security on the applicable Regular Record Date and may be paid either to the person in whose name such Debt Security is registered at the close of business on a special record date to be fixed by the Trustee (the "Special Record Date") for the payment of such Defaulted Interest, notice whereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as will be more completely described in the Indenture.

     Subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the applicable Trustee's corporate trust office or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the applicable Trustee's corporate trust office or at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer and the person requesting such transfer must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Company nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing notice of redemption of any Debt Securities of that series that may be selected for redemption and ending at the close of business on the day of mailing the relevant notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or
(c) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the holder's option, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture will provide that the Company may, with or without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume the Company's obligation to pay the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the Indenture, and no event that, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

     Existence. Except as permitted under "-- Merger, Consolidation or Sale of Assets," the Indenture will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by certificate of incorporation, bylaws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the Debt Securities.

     Maintenance of Properties. The Indenture will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the Company's judgment may be necessary so that the business carried on or in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance. The Indenture will require the Company to, and to cause each of its subsidiaries to, keep in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be commercially reasonable.

     Payment of Taxes and Other Claims. The Indenture will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed on it or any subsidiary or on the income, profits or property of the Company or any subsidiary and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Indenture will require the Company, within 15 days after each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, to (a) transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections,
(b) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (c) supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder of Debt Securities.

     Additional Covenants. Any additional covenants of the Company with respect to any of the series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable Indenture, each Indenture will provide that the following events are "events of default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series) that is continued for 60 days after written notice as provided in the applicable Indenture; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles) in an aggregate principal amount in excess of $10,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries (including such leases) in an aggregate principal amount in excess of $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an event of default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority of the principal amount of the outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture. The Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (y) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (z) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indenture will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of the Trustee consider such withholding to be in such holders' interest.

     The Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     The Indenture will provide that, subject to provisions in such Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. The Trustee may, however, refuse to follow any direction that is in conflict with any law or the Indenture that may involve the Trustee in personal liability or that may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of any Indenture will be permitted only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of (and premium, if any) or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants in the applicable Indenture.

     Modifications and amendments of the Indenture will be permitted to be made by the Company and the Trustee without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Company as obligor under the Indenture; (b) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto that are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Class A Common Stock or Preferred Stock; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(i) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series in any material respect; or (j) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

     The Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security in the applicable Indenture, and (d) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

     The Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be permitted to be called at any time by the Trustee and, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage that is less than a majority in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. Persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series will constitute a quorum at any meeting called to adopt a resolution, and at any reconvened meeting; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indenture will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series, (a) there shall be no minimum quorum requirement for such meeting and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indenture will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either to (a) defease and be discharged from any and all obligations with respect to any series of Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt

Securities and to hold money for payment in trust) ("defeasance") or (b) be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under "-- Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (defined below), or both, applicable to such Debt Securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based on a ruling of the Internal Revenue Service (the "IRS") or a change in applicable U.S. federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or (b) a Conversion Event (defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community, (ii) the European Currency Unit ("ECU") both within the European

Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (d) under "-- Events of Default, Notice and Waiver" with respect to the specified sections of the applicable Indenture (which sections would no longer be applicable to such Debt Securities) or clause (g) thereunder with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity, but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. The Company would, however, remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Class A Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Class A Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the Trustee's corporate trust office, the address of which will be stated in the applicable Prospectus Supplement; provided, however, that, at the Company's option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All amounts paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                          DESCRIPTION OF COMMON STOCK

     The Company has authority to issue 120,000,000 shares of Class A Common Stock, par value $.001 per share, and 500,000 shares of Class B Common Stock, par value $.001 per share (collectively, the "Common Stock"). At January 31, 1997, the Company had outstanding 27,609,548 shares of Class A Common Stock and 154,604 shares of Class B Common Stock.

GENERAL

     The following description of the Class A Common Stock sets forth certain general terms and provisions of the Class A Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Class A Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock. The statements below describing the Class A Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws.

TERMS

     Subject to the preferential rights of any other shares or series of stock, holders of Class A Common Stock will be entitled to receive dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. Payment and declaration of dividends on the Class A Common Stock and purchases of shares thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on the Preferred Stock. See "Description of Preferred Stock." Upon any liquidation, dissolution or winding up of the Company, holders of Class A Common Stock (together with holders of Class B Common Stock) will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding Preferred Stock. The Class A Common Stock will possess ordinary voting rights for the election of directors and, in respect of other corporate matters, each share will entitle the holder thereof to one vote. Holders of Class A Common Stock will not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all the shares of the Common Stock voting for the election of directors can elect all the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of shares of Class A Common Stock will not have preemptive rights, which means they have no right to acquire any additional shares of Class A Common Stock that may be issued by the Company at a subsequent date. All shares of Class A Common Stock now outstanding are, and additional shares of Class A Common Stock offered will be when issued, fully paid and nonassessable, and no shares of Class A Common Stock are or will be subject to preemptive or similar rights.

     The Class B Common Stock has rights substantially similar to those of the Class A Common Stock. Each holder of Class B Common Stock was entitled to a loan from the Company in an amount necessary to satisfy the holder's general partner capital obligation to certain partnerships that were acquired by the Company in the Consolidation. Each loan is secured by a pledge of the Class B Common Stock held by the borrowing stockholder. Upon repayment of a portion of the loan, that portion of the Class B Common Stock equal to the percentage of the loan principal repaid is released from the pledge and is convertible, on a share-for-share basis, into shares of Class A Common Stock. Class B Common Stock is not publicly traded but is transferable upon its release from the pledge.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, actually or constructively, by a single person or entity of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock; Excess Stock."

TRANSFER AGENT

     The registrar and transfer agent for the Common Stock is Gemisys
Corporation.

STOCKHOLDER RIGHTS PLAN

     Pursuant to the Rights Agreement dated as of March 17, 1994, between the Company and Gemisys Corporation, as Rights Agent (the "Rights Agreement"), holders of shares of Common Stock have certain rights to purchase shares of the Company's Series A Junior Participating Preferred Stock (the "Junior Preferred Shares") exercisable only in certain circumstances (the "Rights"). The Rights, which are represented by certificates for the Common Stock, trade together with the Common Stock until a Distribution Date (defined below). Each Right, when it becomes exercisable as described below, will entitle the registered holder to purchase one one-hundredth of a Junior Preferred Share at $65 per one onehundredth of a Junior Preferred Share (subject to adjustment, the "Purchase Price").

     Until the earlier to occur of (a) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding Common Stock and (b) 10 business days (or such later date as may be determined by action of the Company's Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of such outstanding Common Stock (the earlier of such dates, the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of March 25, 1994 (the "Rights Record Date"), by such Common Stock certificate, with a copy of a Summary of Rights to Purchase Preferred Shares (the "Summary of Rights") attached thereto.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Rights Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Rights Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on March 17, 2004, unless such date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

     The Purchase Price payable and the number of Junior Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares, (b) upon the grant to holders of the Junior Preferred Shares of certain rights or warrants to subscribe for or purchase Junior Preferred Shares at a price, or securities convertible into Junior Preferred Shares with a conversion price, less than the then-current market price of the Junior Preferred Shares, or (c) upon the distribution to holders of the Junior Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Junior Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a Junior Preferred Share issuable upon exercise of each Right is also subject to adjustment in the event of a stock split of the Common Stock or a dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     Junior Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each holder of Junior Preferred Shares will be entitled to a minimum preferential quarterly dividend payment of the greater of $1 per share and a per share dividend of 100 times the aggregate dividends declared per share of Common Stock. In the event of liquidation, the holders of Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share or, if greater, to an aggregate per share payment of 100 times the aggregate payment made per share of Common Stock. Each Junior Preferred Share will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Junior Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Junior Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth of a Junior Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     If any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value, as of the date of exercise, of two times the exercise price of the Right. If the Company is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Company's Board of Directors may exchange the Rights (other than Rights owned by such person or group that have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a Junior Preferred Share (or of a share of a class or series of the Preferred Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Junior Preferred Shares will be issued (other than fractions that are integral multiples of one one-hundredth of a Junior Preferred Share, which may, at the Company's election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Shares on the last trading day prior to the date of exercise.

     At any time prior to any person or group becoming an Acquiring Person, the Company's Board of Directors may redeem the Rights in whole, but not in part, at the price of $.0001 per Right, with adjustments for stock splits, stock dividends or other similar transactions (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Company's Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Company's Board of Directors without the consent of the holders of the Rights, including an amendment to lower certain 10% thresholds described above to not less than the greater of (a) the sum of .001% and the largest percentage of the outstanding Common Stock then known to the Company to be beneficially owned by any person or group of affiliated persons and (b) 9.8%, except that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on substantially all the Rights being acquired. The Rights will not interfere with any merger or other business combination approved by the Company's Board of Directors since the Company's Board of Directors may, at its option, at any time prior to any person or group becoming an Acquiring Person, redeem all, but not less than all, the then-outstanding Rights at the Redemption Price.

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 40,000,000 shares of Preferred Stock, par value $.001 per share, of which no shares were outstanding as of January 31, 1997. The Company has designated 2,800,000 shares of the Preferred Stock as the Junior Preferred Shares issuable in connection with the Rights Agreement described under "Description of Common Stock -- Stockholder Rights Plan."

GENERAL

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Certificate of Incorporation (including the applicable Certificate of Designations) and Bylaws.

     Shares of Preferred Stock may be issued from time to time in one or more series as authorized by the Company's Board of Directors. Subject to limitations prescribed by the Delaware General Corporation Law and the Certificate of Incorporation, the Company's Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution by the Board of Directors or a duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

          (1) the title and stated value of such Preferred Stock;

          (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6) the provision for a sinking fund, if any, for such Preferred
     Stock;

          (7) any voting rights of such Preferred Stock;

          (8) the provision for redemption, if applicable, of such Preferred Stock;

          (9) any listing of such Preferred Stock on any securities exchange;

          (10) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

          (11) a discussion of federal income tax considerations applicable to such Preferred Stock;

          (12) any limitations on actual, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the Company's REIT status;

          (13) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (14) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company's affairs; and

          (15) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

     Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company's affairs, rank (a) senior to all classes or series of Common Stock and Excess Stock of the Company, to the Junior Preferred Shares and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (b) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company; and (c) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company. As used in the Certificate of Incorporation, for these purposes the term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of shares of Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Company's Board of Directors, out of the Company's assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the Company's stock transfer books on such record dates as shall be fixed by the Company's Board of Directors.

     Dividends on any series of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Company's Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If any shares of Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (a) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (b) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared on shares of Preferred Stock of such series and any other series of Preferred

Stock ranking on a parity as to dividends of such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series that may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (a) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (b) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made on the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series that remains payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the Company's option, as a whole or in part, in each case on the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (a) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (b) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed;

provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the Company's REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the Company's REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

     If fewer than all the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in the issuance of any Excess Stock.

     Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a share of Preferred Stock of any series to be redeemed at the address shown on the Company's stock transfer books. Each notice shall state (a) the redemption date; (b) the number of shares and series of the Preferred Stock to be redeemed; (c) the redemption price; (d) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (e) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and (f) the date on which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. In order to facilitate the redemption of shares of Preferred Stock of any series, the Board of Directors may fix a record date for the determination of shares of such series of Preferred Stock to be redeemed.

     Subject to applicable law and the limitation on purchases when dividends on a series of Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of such series of Preferred Stock in the open market, by tender or by private agreement.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of the Common Stock or any other class or series of capital stock of the Company ranking junior to any series of the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of such series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such series of Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of any series of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such series of Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of the Company's property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Company.

VOTING RIGHTS

     Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (b) amend, alter or repeal the provisions of the Certificate of Incorporation or the Certificate of Designations for such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

     Under Delaware law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such series, increase or decrease the par value of the shares of such series, or alter or change the powers, preferences or special rights of the shares of such series so as to affect them adversely.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Class A Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Class A Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist it in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, actually or constructively, by a single person or entity of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock; Excess Stock."

TRANSFER AGENT

     The transfer agent and registrar for any series of Preferred Stock will be set forth in the applicable Prospectus Supplement.

            RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; EXCESS STOCK

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 355 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company remains qualified as a REIT, the Certificate of Incorporation, subject to certain exceptions, provides that the Company may prevent the transfer or call for redemption of shares of the Company (whether Common Stock or Preferred Stock) if more than 50% of the outstanding shares would be owned, actually or constructively, by five or fewer persons (defined to include individuals, corporations, partnerships, joint ventures and similar entities) or if one person would own, actually or constructively, more than 9.8% of the total outstanding shares (or such higher percentage as may be determined by the Company's Board of Directors (the "Ownership Limit")). In addition, the Company may prevent such transfers or call for redemption of such shares if the Company's Board of Directors determines in good faith that the shares have or may become concentrated to an extent that may prevent the Company from qualifying as a REIT. See "Certain Federal Income Tax Considerations -- Overview of REIT Qualification Rules -- Share Ownership." Any class or series of Preferred Stock may be subject to these restrictions if so stated in the resolutions providing for the issuance of such Preferred Stock. Any corporate investor wishing to acquire or own more than 9.8% of the total outstanding shares may petition the Company's Board of Directors in writing for approval. The Company's Board will grant such request unless it determines in good faith that the acquisition or ownership of such shares would jeopardize the Company's qualification as a REIT under existing federal tax laws and regulations. Any corporate investor intending to acquire shares in excess of the Ownership Limit must give written notice to the Company of the proposed acquisition no later than the date on which the transaction occurs and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Company's Board of Directors to evaluate or to protect against any adverse effect of the transfer. Notwithstanding the foregoing, the Company's Board of Directors is not required to grant a request to adjust the Ownership Limit if the Company's Board of Directors believes, based on advice of legal counsel, that the granting of such request would cause the Company's Board of Directors to breach its fiduciary duties to the stockholders of the Company.

     If, despite the restrictions noted above, any person acquires shares of Common Stock in excess of the Ownership Limit (applying certain constructive ownership provisions), the shares most recently acquired by such person in excess of the Ownership Limit will be automatically exchanged for an equal number of shares of Excess Stock. The Company is authorized to issue 160,000,000 shares of Excess Stock, par value $.001 per share. Pursuant to the Company's Certificate of Incorporation, shares of Excess Stock have the following characteristics: (a) owners of Excess Stock are not entitled to exercise voting rights with respect to the Excess Stock; (b) Excess Stock shall not be deemed outstanding for purposes of determining a quorum at any annual or special meeting of stockholders; and (c) Excess Stock will not be entitled to any dividends or other distributions. Any person who becomes an owner of Excess Stock is obligated to immediately give the Company written notice of such fact and certain information required by the Certificate of Incorporation. Excess Stock is also deemed to have been offered for sale to the Company or its designee for a period of 120 days from the later of (i) the date of the transfer that created the Excess Stock if the Company has actual notice that such transfer created the Excess Stock and (ii) the date on which the Company's Board of Directors determines in good faith that the transfer creating the Excess Stock has occurred. The Company has the right during such time period to accept the deemed offer or, in the Board of Directors' discretion, the Company may acquire and sell, or cause the owner to sell, the Excess Stock. The price for the Excess Stock will be the lesser of (y) the closing price of the shares exchanged into Excess Stock on the national stock exchange on which the shares are listed as of the date the Company or its designee acquires the Excess Stock or, if no such price is available, as determined in good faith by the Company's Board of Directors and (z) the price per share paid by the owner of the shares that were exchanged into Excess Stock or, if no purchase price was paid, the fair market value of such shares on the date of acquisition as determined in good faith by the Company's Board of Directors. Upon such transfer or sale, the Excess Stock will automatically convert to Class A Common Stock with all voting and dividend rights effective as of the date of such conversion; provided, however, that the owner will not be entitled to receive dividends payable with respect to Class A Common Stock for the period during which the shares were Excess Stock.

     All certificates of Class A Common Stock and Class B Common Stock, any other series of Common Stock, and any class or series of Preferred Stock will bear a legend referring to the restrictions described above. All persons who own a specified percentage (or more) of the outstanding capital stock of the Company must file an affidavit with the Company containing information regarding their ownership of stock as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage is set between .5% and 5%, depending on the number of record holders of capital stock. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of capital stock of the Company as the Company's Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     This ownership limitation may have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following summary of certain federal income tax considerations to the Company and to holders of Common Stock is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Common Stock will vary depending on the terms of the specific Common Stock acquired by such holder, as well as his or her particular situation. Investors acquiring Debt Securities or Preferred Stock should refer to their respective Prospectus Supplement for federal income tax considerations associated with such investment. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of holders (including insurance companies, financial institutions or broker-dealers, tax-exempt organizations, foreign corporations and person who are not citizens or residents of the United States, except to the extent discussed under "-- Taxation of Tax-Exempt Stockholders" and
"-- Federal Income Taxation of Foreign Stockholders"), subject to special treatment under federal income tax laws.

     EACH INVESTOR IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE LAWS.

QUALIFICATION OF THE COMPANY AS A REIT; OPINION OF COUNSEL

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its fiscal year ended December 31, 1994. The election to be taxed as a REIT will continue until it is revoked or otherwise terminated. The most important consequence to the Company of being treated as a REIT for federal income tax purposes is that it will not be subject to federal corporate income taxes on net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that typically results when a corporation earns income and distributes that income to stockholders in the form of a dividend. Accordingly, if the Company at any time fails to qualify as a REIT, the Company will be taxed on its distributed income, thereby reducing the amount of cash available for distribution to its stockholders.

     In the opinion of Perkins Coie, counsel to the Company, commencing with the taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT and its prior and future proposed method of operation has enabled it and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon the representations of the Company as to factual matters. Moreover, continued qualification and taxation as a REIT will depend on the Company's ability to satisfy on a continuing basis certain distribution levels, diversity of stock ownership and various qualification tests imposed by the Code as summarized below. While the Company intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of the Company, no assurance can be given by counsel or the Company that the Company will so qualify for any particular year. Perkins Coie will not review compliance with these tests on a continuing basis, and has not undertaken to update its opinion subsequent to the date hereof.

TAXATION OF THE COMPANY AS A REIT

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal income tax on net income that is currently distributed to its stockholders. The Company may, however, be subject to certain federal taxes based on the amount of its distributions or its inability to meet certain REIT qualification requirements. These taxes are the following:

     Tax on Undistributed Income. First, if the Company does not distribute all of its net taxable income, including any net capital gain, it would be taxed at regular corporate rates on the undistributed income or gains.

     Tax on Prohibited Transactions. Second, if the Company has net income from certain prohibited transactions, including sales or dispositions of property held primarily for sale to customers in the ordinary course of business, such net income would be subject to a 100% confiscatory tax.

     Tax on Failure to Meet Gross Income Requirements. Third, if the Company should fail to meet either the 75% or 95% gross income test as described below but still qualify for REIT status because, among other requirements, it was able to show that such failure was due to reasonable cause, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount, if any, by which it failed either the 75% or the 95% gross income test, multiplied by (b) a fraction intended to reflect its profitability.

     Tax on Failure to Meet Distribution Requirements. Fourth, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Tax on Built-in Gain. Fifth, if during the 10-year period (the "Recognition Period") beginning on the date that Shurgard Incorporated merged with and into the Company, the Company recognizes gain on the disposition of any asset acquired by the Company from Shurgard Incorporated, then to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period, such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated.

     Alternative Minimum Tax. Sixth, the Company may be subject to alternative minimum tax on certain items of tax preference.

     Tax on Foreclosure Property. Seventh, if the Company has (a) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

OVERVIEW OF REIT QUALIFICATION RULES

     The following summarizes the basic requirements for REIT status:

          (a) The Company must be a corporation, trust or association that is managed by one or more trustees or directors.

          (b) The Company's stock or beneficial interests must be transferable and held by more than 100 stockholders, and no more than 50% of the value of the Company's stock may be held, actually or constructively, by five or fewer individuals.

          (c) Generally, 75% (by value) of the Company's investments must be in real estate, mortgages secured by real estate, cash or government securities (the "Qualified Assets") and not more than 25% (by value) of the Company's total assets be represented by securities (other than those securities included in Qualified Assets) limited in respect of any one issuer to an amount not greater than 5% of the value of the Company's total assets and to not more than 10% of the outstanding voting securities of the issuer.

          (d) The Company must meet three gross income tests:

             (i) First, at least 75% of the gross income must be derived from specific real estate sources;

             (ii) Second, at least 95% of the gross income must be from the real estate sources includable in the 75% test, or from dividends, interest or gains from the sale or disposition (other than sales or dispositions as a dealer) of stock and securities; and

             (iii) Third, less than 30% of the gross income may be derived from the sale of real estate assets held for less than four years, from the sale of certain "dealer" properties or from the sale of stock or securities having a short-term holding period.

          (e) The Company must distribute to its stockholders in each taxable year an amount at least equal to 95% of the Company's "REIT taxable income" (which is generally equivalent to taxable ordinary income and is defined below).

     The discussion set forth below explains these REIT qualification requirements in greater detail. It also addresses how these highly technical rules may be expected to impact the Company in its operations, noting areas of uncertainty that perhaps could lead to adverse consequences to the Company and its stockholders.

     Share Ownership. The Company's shares of stock are fully transferable, with the exception of certain shares that are subject to contractual transfer restrictions. Furthermore, the Company has more than 100 stockholders and its Certificate of Incorporation provides, to decrease the possibility that the Company will ever be closely held, that no individual, corporation or partnership is permitted to actually or constructively acquire more than 9.8% of the number of outstanding shares of Class A Common Stock. The Ownership Limit may be adjusted, however, by the Company's Board of Directors in certain circumstances. Shares acquired in excess of the Ownership Limit may be redeemed by the Company. In addition, the Certificate of Incorporation provides that shares acquired in excess of the Ownership Limit will automatically convert into nondividend-paying and nonvoting shares of Excess Stock. Contractual or securities law restrictions on transferability should be disregarded for purposes of determining the transferability of REIT shares. The ownership and transfer restrictions pertaining generally to a particular issue of Preferred Stock will be described in the Prospectus Supplement relating to such issue.

     Nature of Assets. On the last day of each calendar quarter, at least 75% of the value of the Company's total assets must consist of (a) real estate assets (including interests in real property and mortgages on loans secured by real property), (b) cash and cash items (including receivables), and (c) government securities (collectively, the "real estate assets"). In addition, no more than 25% of the value of the Company's assets may consist of securities (other than government securities). Finally, except for certain "qualified REIT subsidiaries," as described below, the securities of any issuer, other than securities that are Qualified Assets, may not represent more than 5% of the value of the Company's total assets or 10% of the outstanding voting securities of any one issuer. The Company has recently invested in Shurgard's Storage To Go, a taxable REIT subsidiary engaged in the containerized storage business (the "Taxable Subsidiary"). The Taxable Subsidiary is a fully taxed C corporation not qualifying as a REIT or qualified REIT subsidiary. The Company owns nonvoting stock of the Taxable Subsidiary representing less than 75% of the total value of all of the Taxable Subsidiary's outstanding securities. Although no appraisal has been obtained by the Company to determine the value of the Company's stockholdings in the Taxable Subsidiary, the Company has represented that such value is significantly less than 5% of the total value of all Company assets.

     While, as noted above, a REIT cannot own more than 10% of the outstanding voting securities of any single issuer, an exception to this rule permits REITs to own "qualified REIT subsidiaries." A "qualified REIT subsidiary" is any corporation in which 100% of its stock is owned by the REIT at all times during which the corporation was in existence. The Company currently has five wholly owned corporate subsidiaries that were formed and owned at all times during their existence by the Company. These corporations should be treated as "qualified REIT subsidiaries" and should not adversely affect the Company's qualification as a REIT.

     The Company owns interests in partnerships that directly or indirectly own and operate self storage centers. The Company, for purposes of satisfying its REIT asset and income tests, will be treated as if it owns a proportionate share of each of the assets of these partnerships attributable to such interests. For these purposes, the Company's interest in each of the partnerships will be determined in accordance with its capital interest in such partnership. The character of the various assets in the hands of the partnership and the items of gross income of the partnership will remain the same in the Company's hands for these purposes. Accordingly, to the extent the partnership receives qualified real estate rentals and holds real property, a proportionate share of such qualified income and assets, based on the Company's capital interest in the partnerships, will be treated as qualified rental income and real estate assets of the Company for purposes of determining its REIT characterization. It is expected that substantially all the properties of the partnerships will constitute real estate assets and generate qualified rental income for these REIT qualification purposes.

     The Company has acquired interests in certain partnerships that entitle the Company to share in a percentage of profits in excess of its percentage of total capital contributed to the partnerships. Regulatory authority does not specifically address this situation and, based on existing authority, the treatment of these profit interests when applying these gross income and asset rules is uncertain. For example, based on the existing rules, if the amount of net income allocated to a REIT based on a profit interest in a partnership is in excess of its capital interest in the partnership's underlying gross income, the amount of such excess should be entirely disregarded for these REIT qualification purposes. Furthermore, these rules do not specifically address the manner in which a REIT is to determine its capital interest. There is no reference to the capital account or special allocation rules of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and these rules do not address acquisitions of partnership interests for valuable consideration. Based on the fact that the Company acquired these interests for valuable consideration and at a time when the partnership assets may have some appreciated capital value, the Company may be treated as having a capital percentage in the partnerships at the time the interests were acquired. In the event the IRS determines that the percentage of capital contributed is the proper indicator of a capital interest, however, a portion of the income recognized by the Company and the real estate treated as owned by the Company attributable to its interest in these partnerships may be disregarded when applying these gross income and asset requirements.

     This treatment for partnerships is conditioned on the treatment of these entities as partnerships for federal income tax purposes (as opposed to associations taxable as corporations). Effective January 1, 1997, the IRS issued final Treasury Regulations regarding the classification of entities under
Section 7701 of the Code. Pursuant to these Regulations, domestic and foreign entities having associates and an objective to carry on business for profit, other than those treated by definition as corporations, may generally choose to be taxed as either partnerships or associations taxed as corporations. Prior to the effective date of these Regulations, entities must have had a reasonable basis for supporting their characterization under prior regulations. These prior regulations were based on the historical differences under local law between partnerships and corporations. Accordingly, entities were previously characterized based on whether the entity had or lacked a preponderance of corporate attributes (i.e., limited liability, centralized management, free transferability of interests and continuity of life). If the partnerships were taxed as corporations and the Company's ownership in any of the partnerships exceeded 10% of the partnership's voting interests or the value of such interests exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. Furthermore, in such a situation, distributions from any of the partnerships to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described below and which could therefore make it more difficult for the Company to qualify as a REIT for the taxable year in which such distribution was received. In addition, in such a situation, the interest in any of the partnerships held by the Company would not qualify as "real estate assets," which could make it more difficult for the Company to meet the 75% asset test described above. Finally, in such a situation, the Company would not be able to deduct its share of any losses generated by the partnerships in computing its taxable income. The Company believes that each of the partnerships will be taxed prior to 1997 as partnerships (and not as associations taxable as a corporations) and that for 1997 and all future years it will not elect or cause any of the partnerships to be taxed other than as a partnership.

     Income Tests. To maintain its qualification as a REIT, the Company must meet three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Company on the lease of self storage centers will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income test if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a "Related-Party Tenant"). Third, if rent attributable to personal property leased in connection with the lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." The Company does not anticipate charging rent for any portion of any property that is based in whole or in part on the income or profits of any person and does not anticipate receiving rents in excess of a de minimis amount from Related-Party Tenants. Furthermore, the Company does not lease personal property in connection with its rental of self storage centers.

     Finally, for rents to qualify as "rents from real property," the Company must not operate or manage the property or furnish or render services to tenants unless the Company furnishes or renders such services through an independent contractor from whom the Company derives no revenue. The Company need not utilize an independent contractor to the extent that services provided by the Company are usually and customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Company has obtained a private letter ruling from the IRS ruling that the management services provided by the Company for its own properties will not cause the rents received by the Company to be treated as other than "rents from real property." The ruling is based on a description of those management services to be performed by the Company in connection with its own properties, including maintenance, repair, lease administration and accounting and security.

     The ruling also considers certain ancillary services to be directly performed by the Company such as truck rentals and inventory sales. The ruling provides that such services do not otherwise adversely affect the characterization of the rental income received by the Company. Nonetheless, income from truck rentals and certain other ancillary services does not qualify under these gross income tests ("Nonqualifying Income"). In addition, the fees, consideration and certain reimbursements that the Company receives for performing management and administrative services with respect to properties that are not owned entirely by the Company will also be treated as Nonqualifying Income.

     If the Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such test was due to reasonable cause and not willful neglect and the Company attaches a schedule of its income sources to its tax return that does not fraudulently or intentionally exclude any income sources. As discussed above, even if these relief provisions apply, a tax would be imposed with respect to such excess income.

     Annual Distribution Requirements. Each year, the Company must have a deduction for dividends paid (determined under Section 561 of the Code) to its stockholders in an amount equal to (a) 95% of the sum of (i) its "REIT taxable income" as defined below, (ii) any net income from foreclosure property less the tax on such income, minus (b) any "excess noncash income," as defined below. "REIT taxable income" is the taxable income of a REIT computed without a deduction for dividends paid and excluding any net capital gain. REIT taxable income is further adjusted by certain items, including, without limitation, an exclusion for net income from foreclosure property, a deduction for the tax on the greater of the amount by which the REIT fails the 75% or the 95% income test, and an exclusion for an amount equal to any net income derived from prohibited transactions. "Excess noncash income" means the excess of certain amounts that the REIT is required to recognize as income in advance of receiving cash, such as original issue discount on purchase money debt, over 5% of the REIT taxable income before deduction for dividends paid and excluding any net capital gain. Such distributions must be made in the taxable year to which they relate, or in the following taxable year if declared before the REIT timely files its tax return for such year and is paid on or before the first regular dividend payment after such declaration.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. Furthermore, substantial principal payments on Company indebtedness, which has the effect of lowering the amount of distributable cash without an offsetting deduction to Company taxable income, may adversely affect the Company's ability to meet this distribution requirement. In the event that such timing differences or reduction to distributable cash occurs, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possible long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay to the IRS interest based on the amount of any deduction taken for deficiency dividends.

     Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

FAILURE OF THE COMPANY TO QUALIFY AS A REIT

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, thereby reducing the amount of cash available for distribution to its stockholders. Distributions to stockholders in any year in which the Company fails to qualify would not be deductible by the Company nor would they be required to be made. In such an event, to the extent of current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory relief provisions, the Company would also be disqualified from taxation as a REIT for the four taxable years following the year during which such qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF HOLDERS OF DEBT SECURITIES

     Holders of Debt Securities should consult the Prospectus Supplement with respect to such Securities for a discussion of U.S. federal income tax consequences associated with the ownership of Debt Securities.

TAXATION OF HOLDERS OF PREFERRED STOCK

     Holders of Preferred Stock should consult the Prospectus Supplement with respect to such Securities for a discussion of U.S. federal income tax consequences associated with the ownership of Preferred Stock.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

     As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for U.S. federal income tax purposes) is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (c) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to a U.S. Stockholder as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the U.S. Stockholder has held his or her shares of stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis that such U.S. Stockholder has in his or her shares of stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his or her shares taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

     Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Common Stock, however, will not be treated as investment income unless the U.S. Stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify stockholders after the close of the Company's fiscal year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

     Upon any sale or other disposition of shares of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on such sale or other disposition and (b) the holder's adjusted basis in the shares for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and will be long-term gain or loss if the shares have been held for more than one year. In general, any loss recognized by a U.S. Stockholder on the sale or other disposition of shares of the Company that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions received by such U.S. Stockholder from the Company that were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

     The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Company. See "-- Federal Income Taxation of Foreign Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account or a 401(k) plan, that holds Common Stock as an investment will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased the Common Stock with borrowed funds, some or all of its dividends may be subject to tax as "Unrelated Business Taxable Income" ("UBTI"). Also, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7),
(c)(9), (c)(17) and (c)(20), respectively, of the Code, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning those "set aside" and reserve requirements. In addition, under Section 856(h) of the Code, if certain requirements are met, a pension trust that owns more than 10% (by value) of the Company's outstanding stock, including preferred stock, could be treated as recognizing UBTI on a portion of its dividends even if its stock is held for investment and is not treated as acquired with borrowed funds. The ownership limit provisions on Company stock, however, should prevent this result in most cases.

FEDERAL INCOME TAXATION OF FOREIGN STOCKHOLDERS

     Overview. The rules governing U.S. income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

     In general, a Non-U.S. Stockholder will be subject to the same U.S. federal income tax rules and rates that apply to a U.S. Stockholder if its investment in the Company is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an nonapplicable income tax treaty) under Section 884 of the Code, which tax is payable in addition to regular U.S. federal corporate income tax. The following discussion will apply to a Non-U.S. Stockholder whose investment in the Company is not so effectively connected.

     A distribution by the Company that is neither attributable to gain from the sale or exchange by the Company of "United States Real Property Interests" ("USRPIs") nor designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits of the Company. Generally, an ordinary income dividend made to a Non-

U.S. Stockholder will be subject to a U.S. federal withholding tax equal to 30% of the gross amount of the dividend. This tax may be reduced by an applicable tax treaty between the United States and the country in which the Non-U.S. Stockholder resides. A distribution in excess of the Company's earnings and profits will be treated first as a nontaxable return of capital that will reduce a Non-U.S. Stockholder's basis in its stock. Any excess is then treated as a gain from the disposition of the Company's shares, the tax treatment of which is described below.

     Distributions by the Company that are attributable to gain from the sale or exchange by the Company of USRPIs will be taxed to the Non-U.S. Stockholder in the United States under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). FIRPTA generally applies to gains realized by foreign persons upon the sale or exchange of USRPIs, which includes real property situated in the United States and stock of any U.S. company that has a significant proportion of U.S. real property comprising its total business assets (e.g., 50% or more). Under FIRPTA, distributions by a REIT that are attributable to gains on sales of USRPIs are taxed to a Non-U.S. Stockholder as if the distributions were gains effectively connected with a U.S. trade or business even if the Non-U.S. Stockholder is not in fact engaged in a U.S. trade or business. Accordingly, if the Company distributes capital gains to which FIRPTA applies, a Non-U.S. Stockholder will be taxed at the same capital gain rates that apply to U.S. Stockholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of a nonresident alien individual). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporate stockholder (except as otherwise provided by an applicable income tax treaty).

     The Company generally will be required to withhold from distributions to Non-U.S. Stockholders and remit to the IRS (a) 35% of capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (b) 30% (or lower treaty rate) of ordinary dividends paid out of earnings and profits. If the Company designates prior distributions as capital gain dividends, it need not make payment of the 35% withholding requirement; however, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for withholding purposes. A distribution in excess of the Company's earnings and profits may be subject to a 30% withholding tax on ordinary dividends if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current or accumulated earnings and profits. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. To the extent the Company does not so withhold, it is required to withhold 10% from any distribution to a Non-U.S. Stockholder whose shares are classified as a USRPI to the extent such distribution is in excess of current and accumulated earnings and profits. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the Non-U.S. Stockholder's U.S. federal tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

     A sale of Company stock by a Non-U.S. Stockholder generally will not be subject to U.S. federal income taxation unless the stock sold constitutes a USRPI. Similarly, ordinary income dividends in excess of earnings and profits and basis will not be subject to U.S. federal taxation if the stock with respect to which the dividend is paid does not constitute a USRPI. The Common Stock will not constitute a USRPI if (a) the Company is a "domestically controlled REIT" or
(b) the stock is "regularly traded" on an established securities market (such as Nasdaq or the NYSE) and the stockholder owns (actually and constructively under certain constructive ownership rules) less than 5% of the stock during an applicable "look back" period. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. While the Company believes that it is a domestically controlled REIT, such status depends on the ownership of the Company's freely transferable stock and, therefore, no assurance can be given that the Company is or will continue to be a domestically controlled REIT.

     If, notwithstanding the above, gain on a sale of the Company's stock is taxable under FIRPTA, a Non-U.S. Stockholder would generally be subject to the same tax treatment discussed above with respect to capital gain dividends, with the exception that the requirement that the Company withhold 35% of the capital gain dividends will not apply. Instead, the purchaser of stock would be required to withhold 10% of the gross proceeds and remit this amount to the IRS.

     Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the U.S. information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (a) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (b) capital gains dividends, or (c) distributions attributable to gain from the sale or exchange by the Company of USRPIs. Generally, backup withholding and information reporting will not apply to a payment of stock sale proceeds by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of stock sale proceeds by a foreign office of a broker that (i) is a U.S. person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) is a "controlled foreign corporation" (generally, a foreign corporation controlled by U.S. Stockholders) for U.S. tax purposes, unless the broker has documentary evidence that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a U.S. office of a broker of the stock sale proceeds is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     The backup withholding and information reporting rules are under review by the United States Treasury and their application to the Securities could be changed prospectively by future Treasury regulations.

STATE AND LOCAL TAXES

     Holders of Common Stock may be subject to various state or local taxes in other jurisdictions in which stockholders reside or own property or other interests. Such tax treatment of the stockholders in states having taxing jurisdiction over them may differ from the federal income tax treatment described in this summary. Consequently, each stockholder should consult his or her tax advisor as to the tax consequences of the Common Stock under the respective state laws applicable to him or her.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices relating to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts will be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the Company's approval. Contracts will not be subject to any conditions except (a) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (b) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such Contracts.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Class A Common Stock. The Class A Common Stock is currently listed on the NYSE. Unless otherwise specified in the related Prospectus Supplement, any shares of Class A Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities offered hereby may not simultaneously engage in market-making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Securities will be passed upon for the Company by Perkins Coie, Seattle, Washington.

======================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Incorporation of Certain Documents by
  Reference............................  S-2
Prospectus Supplement Summary..........  S-3
Business and Properties................  S-5
Use of Proceeds........................ S-13
Capitalization......................... S-13
Selected Financial Information......... S-14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations........................... S-16
Management of the Company.............. S-31
Description of the Notes............... S-33
Certain United States Federal Income
  Tax Considerations................... S-39
Underwriting........................... S-42
Legal Matters.......................... S-43
                 PROSPECTUS
Available Information..................    2
Incorporation of Certain Documents by
  Reference............................    2
Risk Factors...........................    4
The Company............................    8
Use of Proceeds........................    8
Ratios of Earnings to Fixed Charges....    8
Description of Debt Securities.........    9
Description of Common Stock............   19
Description of Preferred Stock.........   22
Restrictions on Transfers of Capital
  Stock; Excess Stock..................   27
Certain Federal Income Tax
  Considerations.......................   29
Plan of Distribution...................   39
Experts................................   40
Legal Matters..........................   40

======================================================
======================================================
                                [SHURGARD LOGO]

                                SHURGARD STORAGE

                                 CENTERS, INC.
                                  $50,000,000
                                      % NOTES
                                    DUE 2004

                                  $50,000,000
                                      % NOTES
                                    DUE 2007
                            ------------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------
                              MERRILL LYNCH & CO.

                          BANCAMERICA SECURITIES, INC.
                               J.P. MORGAN & CO.
                                 APRIL   , 1997

======================================================